UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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FACTSET RESEARCH SYSTEMS INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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October 30, 2019

Dear FactSet Stockholder:

You are cordially invited to attend the 2019 Annual Meeting of Stockholders of FactSet Research Systems Inc., which will be held at our corporate headquarters at 45 Glover Avenue, Norwalk, Connecticut on Thursday, December 19, 2019, at 12:30 p.m. (Eastern Time).

         Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. Your vote is important. Whether or not you plan to attend the meeting in person, you are requested to complete, sign, date and promptly return the enclosed proxy card in the envelope provided or through Internet voting. Your proxy will be voted at the Annual Meeting in accordance with your instructions. If you do not specify a choice on one of the proposals described in this Proxy Statement, your proxy will be voted as recommended by the Board of Directors. If you hold your shares through an account with a brokerage firm or other nominee or fiduciary such as a bank, please follow the instructions you receive from such brokerage firm or other nominee or fiduciary to vote your shares.

If you plan to attend the meeting in person, please respond affirmatively to the request by marking the box on the proxy card. You will be asked to present valid picture identification. No recordings or photography will not be permitted at the meeting.

         On behalf of the Board of Directors, I would like to express our appreciation for your continued support and loyalty.

Sincerely,

F. Philip Snow
Chief Executive Officer

FACTSET RESEARCH SYSTEMS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 19, 2019

12:30 p.m. Eastern Time

Dear Stockholder:

        The 2019 Annual Meeting of Stockholders of FactSet Research Systems Inc. (“FactSet” or the “Company”), a Delaware corporation, will be held at the Company’s corporate headquarters at 45 Glover Avenue, Norwalk, Connecticut, on Thursday, December 19, 2019, at 12:30 p.m. (Eastern Time) for the following purposes:

1.	To elect three directors to the Board of Directors.

2.	To ratify the appointment of the accounting firm of Ernst & Young LLP as FactSet’s independent registered public accounting firm for the fiscal year ending August 31, 2020.

3.	To vote on a non-binding advisory resolution to approve the compensation of the Company's named executive officers.

To act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

These items are more fully described in the following pages, which are made part of this notice. Only stockholders of record at the close of business on October 24, 2019, are entitled notice of, and to vote at, this meeting.

The Company is pleased to take advantage of the Securities and Exchange Commission rules again this year that allow FactSet to furnish these proxy materials, including its Annual Report on Form 10-K, to stockholders on the Internet. The Company believes that posting these materials on the Internet expedites stockholders’ receipt of the information that they need, while lowering the costs of printing and delivery and reducing the environmental impact of its Annual Meeting. The Company mailed to its stockholders of record and beneficial owners the Notice of Internet Availability of Proxy Materials containing instructions on how to access these proxy materials, including FactSet’s Annual Report on Form 10-K, on the Internet, as well as how to vote by Internet and mail.

To request and receive a free paper copy of the Proxy materials, please call 1-866-641-4276 and follow the instructions to log in and order the materials by mail, or you may request a copy by email at investorvote@computershare.com with “Proxy Materials FactSet Research Systems Inc.” in the subject line, or by logging onto www.envisionreports.com/FDS and click “Cast Your Vote” or “Request Materials.” FactSet encourages you to record your vote via the Internet as it is convenient and saves on printing costs.

As a stockholder of FactSet, your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented.

BY ORDER OF THE BOARD OF DIRECTORS

Rachel R. Stern
Executive Vice President, General Counsel and Secretary
Norwalk, Connecticut
October 30, 2019

FACTSET RESEARCH SYSTEMS INC.

45 Glover Avenue, Norwalk, CT 06850

PROXY STATEMENT FOR THE 2019 ANNUAL MEETING

ANNUAL MEETING OVERVIEW

Purpose of Meeting

The Board of Directors of FactSet Research Systems Inc. (“FactSet” or the “Company”) delivers this Proxy Statement and voting instructions in connection with the solicitation of proxies, which will be voted at the Annual Meeting of Stockholders of FactSet (the “Meeting”). The Meeting will be held at 12:30 p.m. (Eastern Time) on Thursday, December 19, 2019, at 45 Glover Avenue, Norwalk, Connecticut, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the “Notice”). The Proxy Statement was made available to FactSet’s stockholders on October 30, 2019. The specific proposals to be considered and acted upon at the Meeting are summarized in the accompanying Notice. Each proposal is described in more detail in this Proxy Statement.

Record Date and Share Ownership

The only outstanding voting security of FactSet is its common stock, $0.01 par value per share. Stockholders of record at the close of business on October 24, 2019, will be entitled to vote at the Meeting on the basis of one vote for each share of FactSet common stock held. On October 24, 2019, there were 37,944,709 shares of FactSet common stock outstanding.

Submitting and Revoking Your Proxy

If you complete and submit your proxy, the persons named as proxies will follow your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote your shares as follows:

1.	To elect three directors to the Board of Directors.

2.	To ratify the appointment of the accounting firm of Ernst & Young LLP as FactSet’s independent registered public accounting firm for the fiscal year ending August 31, 2020; and

3.	To approve, by non-binding vote, the compensation of the Company’s named executive officers.

In addition, if other matters are properly presented for voting at the Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. FactSet has not received notice of other matters that may be properly presented for vote at the Meeting. Your stockholder vote is important. Stockholders of record may vote their proxies by Internet, telephone or mail. Stockholders who execute proxies may revoke them at any time before they are exercised by written notice to the Secretary of the Company at or prior to the Meeting by timely delivery of a valid, later-dated proxy or by voting by ballot at the Meeting. The cost of the solicitation of proxies will be borne by FactSet.

Expenses of Solicitation

FactSet will bear the entire cost of preparing, printing and mailing this Notice and Proxy Statement, its proxy card, the Company’s 2019 Annual Report on Form 10-K (the “Annual Report”) and any additional solicitation material that FactSet may provide to stockholders, which is estimated to be approximately $200,000. The solicitation of proxies will be conducted primarily by mail, but may also include Internet, telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation. If you hold your shares through a bank, broker or other holder of record and share a single address and same last name with another stockholder, you may have received notice that only one Proxy Statement and Annual Report will be sent to your address unless you instructed the holder of record to the contrary. This practice, known as “householding”, reduces multiple mailings to your household and also reduces the Company’s printing and postage costs. If you have any questions or wish to receive additional copies of FactSet’s 2019 Proxy Statement or Annual Report, please contact the Company’s Investor Relations Department at 1-203-810-1000 or through the website at https://investor.factset.com. FactSet can also receive correspondence through the mail. FactSet will be relocating its corporate headquarters in December 2019. Please direct mail to 601 Merritt 7, Norwalk, CT 06851 before January 1, 2020, and thereafter, to 45 Glover Avenue, Norwalk, CT 06850.

Availability of FactSet’s Fiscal 2019 Annual Report on Form 10-K

FactSet will mail, upon written request, and without charge, a copy of the Fiscal 2019 Annual Report, including the consolidated financial statements, schedule and list of exhibits. Requests should be sent to: FactSet Research Systems Inc., Attn: Investor Relations, 601 Merritt 7, Norwalk, CT 06851 before January 1, 2020; and to 45 Glover Avenue, Norwalk, CT 06850, thereafter. The Company’s Annual Report is also available at https://investor.factset.com.

VOTING INFORMATION

Why am I receiving these proxy materials?

The Board of Directors of the Company (the “Board”) is asking for your proxy for use at the Meeting, to be held at its corporate headquarters at 45 Glover Avenue, Norwalk, Connecticut on Thursday, December 19, 2019 at 12:30 p.m. (Eastern Time), and at any adjournment or postponement of the Meeting. As a stockholder, you are invited to attend the Meeting and are entitled to and requested to vote on the items of business described in this Proxy Statement.

What is a proxy?

A proxy is another person you authorize to vote on your behalf. FactSet asks stockholders to instruct the proxy how to vote so that all common shares may be voted at the Meeting even if the holders do not attend the Meeting.

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote.

When were the enclosed solicitation materials first given to stockholders?

FactSet is initially mailing to stockholders the Proxy Statement, proxy card and Notice on November 4, 2019.

What is the purpose of the Meeting?

The Meeting will be held for the following purposes:

•	To elect three directors to the Board of Directors;

•	To ratify the appointment of the accounting firm of Ernst & Young LLP as FactSet’s independent registered public accounting firm for the fiscal year ending August 31, 2020; and

•	To vote on a non-binding advisory resolution to approve the compensation of the Company's named executive officers.

What are the Board of Director’s recommendations?

FactSet’s Board of Directors recommends that you vote:

•	FOR the election of each director nominee named in this Proxy Statement (Proposal 1);

•	FOR the ratification of the appointment of Ernst & Young LLP as FactSet’s independent registered accounting firm for the fiscal year ending August 31, 2020 (Proposal 2); and

•	FOR the approval, of a non-binding advisory resolution regarding the compensation awarded to FactSet’s named executive officers (Proposal 3)

How do I vote?

For stockholders whose shares are registered in their own names, as an alternative to voting in person at the Meeting, you may vote via the Internet, by telephone, or for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card. For those stockholders who receive a Notice of Internet Availability of Proxy Materials, it provides information on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those stockholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. Those stockholders who receive a paper proxy card and voting instructions by mail, and who elect to vote by mail, should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the Meeting in the manner you direct. If your proxy card is properly completed and received, and if it is not revoked, before the Meeting, your shares will be voted at the Meeting according to the instructions indicated on your proxy card. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR the election of each director nominee named in this Proxy Statement (Proposal 1), FOR the ratification of the appointment of Ernst & Young LLP as FactSet’s independent registered accounting firm for the fiscal year ending August 31, 2020 (Proposal 2), and FOR the approval, of a non-binding advisory resolution regarding the compensation awarded to FactSet’s named executive officers (Proposal 3). To the Company’s knowledge, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

If your shares are held in a brokerage account, you should receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card. If you are the beneficial owner of shares held in “street name” and you do not give instructions as to how to vote, your broker may have authority to vote your shares on certain discretionary items, but not other, non-discretionary items, as determined by the New York Stock Exchange (“NYSE”). Proposal 1 (election of directors) and Proposal 3 (approval of compensation) are considered non-discretionary items and thus brokers are not permitted to vote your shares in these matters unless you provide instructions to your broker on how to vote your shares. In other words, if you have not given your broker voting instructions, your broker will not be able to vote your shares with respect to any matter other than ratification of the appointment of Proposal 2 (FactSet independent registered public accounting firm).

How many votes does it take to pass each matter?

If a quorum is present at the meeting, the approval of each proposal requires the number of votes described below:

•

Under FactSet’s amended by-laws, the nominees for election as directors of the Company are elected by majority vote, meaning that in an uncontested director election when the number of votes cast “for” a director exceeds the number of votes cast “against” that director, the nominee will be elected as a director. If a director does not receive a majority vote in an uncontested election, the director shall not be elected and shall submit his or her offer of resignation for consideration by the Nominating and Corporate Governance Committee within 90 days from the date of the election. That committee will then consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation and in determining whether to accept such offer. An incumbent director who does not receive a majority vote will continue to serve as a director until the earlier of 1) a period of 90 days from the date of the election, 2) the date upon which the Board of Directors appoints an individual to fill the office held by that director, or 3) the date of that director’s resignation.

•

The ratification of the appointment of Ernst & Young LLP as FactSet’s independent registered accounting firm for the fiscal year ending August 31, 2020, requires that a majority of the votes cast at the Meeting (either in person or by proxy) be voted “for” this proposal.

•

The approval, of a non-binding advisory resolution regarding the compensation awarded to FactSet’s named executive officers as disclosed in this Proxy Statement. However, the Company values the opinions of its stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

Who is entitled to vote at the Meeting and how many votes do they have?

Only holders of record of FactSet common stock at the close of business on October 24, 2019, will be entitled to vote at the Meeting. Each share has one vote.

Who can attend the Meeting?

All stockholders as of October 24, 2019, or their duly appointed proxies, may attend the Meeting. In order to be admitted to the Meeting, a stockholder must own Company stock on the Record Date. If your shares are held in the name of a broker, bank, custodian, nominee or other record holder (“street name”), you must obtain a proxy, executed in your favor, from the holder of record (that is, your broker, bank, custodian, or nominee) to be able to vote at the Meeting.

What is a quorum of stockholders?

If a majority of the shares outstanding and entitled to vote on the Record Date are present, either in person or by proxy, the Company will have a quorum at the Meeting. Any shares represented by proxies that are marked for, against, withhold, or abstain from voting on a proposal will be counted as present in determining whether there is a quorum. If a broker, bank, custodian, nominee, or other record holder of the Company’s common stock indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, and if it has not received instructions from the beneficial owners of such shares as to how to vote on such matters, the shares held by that record holder will not be voted on such matter (referred to as “broker non-votes”) but will be counted as present for purposes of determining whether there is a quorum. Since there were 37,944,709 shares of common stock outstanding on October 24, 2019, the presence of holders of 18,972,355 shares is a quorum. FactSet must have a quorum to conduct the Meeting.

Vote Tabulation

The appointed inspector of elections from Computershare will tabulate votes cast by proxy or in person at the Meeting. If you abstain from voting on any or all proposals you will be included in the number of stockholders present at the Meeting for the purposes of determining the presence of a quorum.

What are broker non-votes?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute broker non-votes. Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as non-discretionary matters.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes count for purposes of determining the presence of a quorum. Abstentions and broker non-votes have no effect on the determination of whether a nominee or any of the proposals have received the vote of a majority of the shares of common stock present or represented by proxy and voting at the Meeting. However, abstentions and broker non-votes could prevent the approval of a proposal where the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the required quorum.

What does it mean if I receive more than one proxy card or instruction form?

If you receive more than one proxy card or instruction form, it means that you have multiple accounts with FactSet’s transfer agent and/or a broker or other nominee or fiduciary or you may hold your shares in different ways or in multiple names (e.g., joint tenancy, trusts, and custodial accounts). Please vote all your shares.

How do I revoke my proxy and change my vote prior to the Meeting?

If you submit the enclosed proxy card by voting using the mail, Internet or telephone procedures, you may change your vote before the Meeting. You may change your vote in one of four ways: (1) you may deliver prior to the Meeting to the Secretary of FactSet Research Systems Inc., Rachel R. Stern, 45 Glover Avenue, Norwalk, CT 06850, a written notice dated later than the proxy you want to revoke, stating that the proxy is revoked, (2) you may complete and send in another proxy card with a later date using the mail, Internet or telephone procedures, subject to the voting deadlines set forth on the proxy card  or (3) you may attend the Meeting and vote in person. For shares you hold beneficially or in street name, you may change your vote by submitting a later dated voting instruction form to your broker or other nominee or fiduciary in accordance with its procedures, or if you obtained a legal proxy form giving you the right to vote your shares, by attending the Meeting and voting in person.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the notice and access rules adopted by the Securities and Exchange Commission (“SEC”), the Company is making this Proxy Statement and its Annual Report available to its stockholders over the Internet. As a result, unless you have previously requested electronic access to FactSet’s proxy materials or the receipt of paper proxy materials, you will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and Annual Report over the Internet, how to request a printed or e-mail copy of these materials and how to vote by Internet and mail. The Company will mail the Notice of Internet Availability of Proxy Materials on or about November 4, 2019. The Notice of Internet Availability of Proxy Materials is not a proxy card and cannot be used to vote your shares. In addition, if you are voting online, you will be prompted to consent to receiving proxy materials electronically in future years. Choosing to receive your future proxy materials electronically will save the Company the cost of printing and mailing documents to you and will reduce the impact of its annual meetings on the environment. If you choose to receive future proxy materials electronically, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most FactSet stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If your shares are registered directly in your name with the Company’s transfer agent, Computershare Shareowner Services, you are considered, with respect to those shares, the stockholder of record, and the Notice was sent directly to you by FactSet. As the stockholder of record, you have the right to grant your voting proxy directly to FactSet or to vote in person at the Meeting. If you requested to receive printed proxy materials, FactSet has enclosed or sent a proxy card for you to use. You may also vote on the Internet or by telephone.

Beneficial Owner

If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization, like the vast majority of the Company’s stockholders, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to attend the Meeting. Since a beneficial owner is not the stockholder of record, you may not vote your shares in person unless you obtain a “legal proxy” from the broker, bank, trustee or nominee that holds your shares giving you the right to vote the shares at the Meeting.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board believes that the Company’s stockholders are best served if the Board retains the flexibility to adapt its leadership structure to applicable facts and circumstances, which necessarily change over time. Accordingly, the Company’s Corporate Governance Guidelines provide that the Board may combine or separate the roles of the Chairman of the Board of Directors (“Chairman”) and Chief Executive Officer (“CEO”), as it deems advisable. Philip A. Hadley has served as Chairman since his unanimous appointment on September 5, 2000. Mr. Hadley stepped down from his role as CEO of FactSet on July 1, 2015, but continued to be an employee of the Company through November 1, 2018.

F. Philip Snow assumed the role of CEO on July 1, 2015, having been an employee of FactSet since 1996. The Board believes Mr. Snow’s leadership acumen combines a deep knowledge of FactSet clients, a commitment to its employees and a vision for the Company’s continued growth. The Board has determined that this leadership structure, under which the roles of Chairman and CEO are separate, is currently in the best interest of the Company’s stockholders. This structure permits Mr. Snow to focus on the management of the Company’s day-to-day operations, while continuing to benefit from the knowledge and experience of Mr. Hadley. Meanwhile, Mr. Hadley, as Chairman, focuses on developing agendas that ensure that the Board’s time and attention are focused on the most critical matters.

Director Independence

Each of the directors other than Mr. Hadley and Mr. Snow, are independent, and the Board believes that the independent directors provide effective oversight of management. The Board appointed James J. McGonigle as the Company’s Lead Independent Director. Mr. McGonigle has served in this position since September 2005. As Lead Independent Director, Mr. McGonigle’s responsibilities include:

•	Coordinating and moderating executive sessions of the Board’s independent directors.

•

Advising the Chairman as to the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to effectively and responsibly perform their duties.

•	Holding regular update sessions with both the CEO and the Chairman.

•	Acting as the principal liaison between the independent directors and the Chairman on sensitive issues.

•	Performing such other duties as the Board may from time to time delegate to the Lead Independent Director to assist the Board in the fulfillment of its responsibilities.

The independent directors, who constitute seven of the nine members, and a majority of the directors of the Company, meet at least four times annually after the end of each scheduled quarterly meeting of the Board. On October 24, 2019, the Company’s Board reviewed the independence of its directors under the applicable standards of the NYSE and the NASDAQ Stock Market (“NASDAQ”). The Board determined that each director, other than Messrs. Hadley and Snow, qualifies as “independent” in accordance with those published listing requirements.

Business Experience and Qualifications of Board Members

The following discussion presents information about the persons who comprise FactSet’s Board of Directors, including the three nominees for election.

Robin A. Abrams

Committees:	Audit Committee (Member) Nominating and Corporate Governance Committee (Member)

Term:	Current term expires in concurrence with the Annual Meeting of Stockholders in 2020

Director Since:	2011

Ms. Abrams, age 68 is a financial consultant who currently serves as a member of the Board of Directors of: HCL Technologies Ltd., a global offshore IT and software development company; Sierra Wireless, Inc., a leader in the design and delivery of customized connected lifestyle devices and services; and Lattice Semiconductor Corporation, a global leader in smart connectivity solutions. She also serves on the Board of Directors of the privately held company Zephyr Sleep Technologies of Canada, a developer of sleep technology. In addition, Ms. Abrams served on the board of trustees for the Anita Borg Institute for Women and Technology through 2018. From August 2006 to January 2007, Ms. Abrams served as Interim CEO of ZILOG, Inc., a provider of integrated microcontroller products, where she also served as a director from 2004 to 2010. From July 2004 to July 2006, she served as CEO of Firefly Communications, Inc., a company with a range of mobile products that address the youth market. She received her B.A. in political science and history and her J.D. from the University of Nebraska.

Ms. Abrams brings to the Board a wealth of experience at technology companies, which FactSet seeks to leverage to enhance its own development processes. She has seen how several highly successful technology companies stay ahead of their competition through properly planning their product development strategies. Her previous experiences as an executive officer at several technology companies makes Ms. Abrams an important resource for the Board as it assesses financial and strategic decisions.

Scott A. Billeadeau

Committees:	Audit Committee (Chair)

Term:	Current term expires in concurrence with the Annual Meeting of Stockholders in 2021

Director Since:	2001

Mr. Billeadeau, age 58, is a Partner of Walrus Partners LLC, and Lead portfolio manager of the firm’s Micro-cap Special Situations (S2) strategy. Mr. Billeadeau was a Managing Director of Small-cap and Mid-cap Growth Strategies at Fifth Third Asset Management (“Fifth Third”). Prior to working at Fifth Third, he was a Principal, Founder and Senior Portfolio Manager with Paladin Investment Associates, LLC (“Paladin”) between March 2003 and October 2012, where he spent eight years managing over $2 billion in small-cap and mid-cap assets for Bank of America and Nations Bank. Mr. Billeadeau received a B.A. in Economics from Princeton University and has earned the right to use the Chartered Financial Analyst designation and is a member of the CFA Institute.

Mr. Billeadeau provides to the Board expertise in corporate finance, accounting and strategy, including experience gained as a Managing Director of Fifth Third, a public company, and Paladin. Through this experience, he has developed expertise in several valued areas including strategic development, business development and finance. Mr. Billeadeau also brings a background in organizational leadership and management, and experience serving as a director for privately held companies. His involvement in the financial industry has provided him experience as an outside board member and audit committee member. Mr. Billeadeau serves as the Financial Expert of the Audit Committee.

Malcolm Frank

Committees:	Compensation and Talent Committee (Member) Nominating and Corporate Governance Committee (Member)

Term:	Current term expires in concurrence with the Annual Meeting of Stockholders in 2020

Director Since:	2016

Mr. Frank, age 53, is President of Cognizant Digital Business ("Cognizant"). In this role, Mr. Frank oversees Cognizant's broad digital services portfolio. This portfolio includes Digital Strategy, Artificial Intelligence & Analytics, Interactive, Digital Engineering, loT, Digital Content Platform, and Cognizant's Accelerator Program which incubates new industry-specific digital ventures. Prior to this role, Mr. Frank was Executive Vice President, Chief Strategy Officer and Chief Marketing Officer at Cognizant. Prior to joining Cognizant in 2005, he was co-founder, President and CEO of CXO systems, an independent software vendor.

Mr. Frank has co-authored two best-selling books, "What to Do When Machines Do Everything" (2017) and "Code Halos" (2014), both of which received multiple international book awards. Mr. Frank has also authored numerous white papers focusing on the Future of Work and created the term "SMAC Stack". Mr. Frank has presented at various conclaves, including the World Economic Forum and the South by Southwest Conference and Festivals. Mr. Frank is frequently quoted, is the subject of a Harvard Business School case study and was named "one of the most influential people in finance" by Risk Management Magazine. Mr. Frank also serves on the Board of Directors of the US-India Strategic Partnership Forum (USISPF). Mr. Frank holds a Bachelor's degree in Economics from Yale University.

Philip A. Hadley

Committees:	Chairman of the Board of Directors

Term:	Current term expires in concurrence with the Annual Meeting of Stockholders in 2021

Director Since:	2000

Mr. Hadley, age 57, served as FactSet’s CEO from 2000 until stepping down on July 1, 2015. He remained an employee of the Company, serving in a senior advisory role to management through November 1, 2018. He joined FactSet in 1985 as a consultant and was the Company’s Vice President, Sales from 1986 to 1989, and Senior Vice President and Director of Sales and Marketing from 1989 to 2000. Prior to joining the Company, Mr. Hadley was employed by Cargill Corporation. He currently serves as Chairman of RS Energy Group, Chairman of Clean Origin and on the board of advisors of another private company, Kum & Go. Mr. Hadley received a B.B.A. in Accounting from the University of Iowa, has earned the right to use the Chartered Financial Analyst designation and is a member of the CFA Institute.

As Chairman and former CEO, Mr. Hadley brings to the Board his thorough knowledge of FactSet’s business, strategy, people, operations, competition and financial position. He provides recognized executive leadership and vision. In addition, Mr. Hadley brings with him a global network of client and industry relationships.

Sheila B. Jordan

Committees:	Audit Committee (Member)

Term:	Nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2022

Director Since:	2016

Ms. Jordan, age 55, is Senior Vice President and Chief Information Officer at Symantec, a global cybersecurity company. Ms. Jordan is responsible for driving Symantec's information technology strategy and operations, ensuring that the company has the right talent, stays ahead of technology trends and maximizes the value of technology investments. Prior to joining Symantec, Ms. Jordan served as Senior Vice President of Communication and Collaboration IT for nine years at Cisco Systems where she was responsible for collaboration platforms, user experience and support, communications and mobility services. Earlier in her career Ms. Jordan worked at Walt Disney World in Orlando, Florida, where she was Senior Vice President for Destination Disney and Vice President of Marketing and Sales Finance. Ms. Jordan holds a B.A. in accounting from the University of Central Florida and an M.B.A. from Florida Institute of Technology.

Ms. Jordan brings to the Board extensive expertise in strategy, information technology and driving enterprise collaboration across multiple channels including various mobile platforms. During her career, Ms. Jordan has been recognized with numerous industry affiliations awards including Top 10 Women CIO’s Changing the Globe Through Tech (2018), CIO of the Year for Innovation and Transformation (June 2015), Transformational CIO (2015) and 100 Leaders in STEM (2015).

James J. McGonigle

Committees:	Nominating and Corporate Governance Committee (Chair)

Term:	Nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2022

Director Since:	2002

Mr. McGonigle, age 56, currently serves as an Entrepreneur Advisor at Summit Partners and Equality Asset Management, and as an angel investor and advisor to a variety of small companies in the business services and software industries. He has been a member of FactSet’s Board of Directors since 2002, and has served as the Lead Independent Director since 2005 and as the Chairman of the Nominating and Governance Committee since 2004. Mr. McGonigle is the former Chairman and CEO of The Corporate Executive Board Company (“CEB”). During his tenure at CEB he held a variety of positions including: special advisor to the Board of Directors from July 2007 until April 2009; Director and Chairman of the Board from July 2005 until July 2007; CEO from July 1998 until July 2005; and General Manager from October 1997 until July 1998. From 1995 until October 1997 Mr. McGonigle was the General Manager of the corporate division of The Advisory Board Company. Mr. McGonigle spent his early career as a consultant at McKinsey and Co. He also created and taught an M.B.A. course in management consulting at Georgetown University’s McDonough School of Business in Washington D.C. and at Escuela Superior de Administración y Dirección de Empresas (ESADE) in Barcelona Spain. He received a B.A. from the Woodrow Wilson School at Princeton University in 1985 and a J.D. from Harvard Law School in 1990.

Mr. McGonigle brings to the Board leadership experience, including service as the CEO of a public company for over seven years. This role required industry knowledge combined with operational and management expertise. In addition, Mr. McGonigle brings to the Board market and corporate governance insights from his experience as an outside public company board member.

Laurie Siegel

Committees:	Compensation and Talent Committee (Chair)

Term:	Current term expires in concurrence with the Annual Meeting of Stockholders in 2020

Director Since:	2015

Ms. Siegel, age 63, is the President of LAS Advisory Services with a background in business and human resources leadership. She currently serves as a member of the Board of Directors of CenturyLink, Inc. (“CenturyLink”), a global broadband telecommunications and data hosting company and California Resources Corporation, an oil and natural gas exploration and production company. In addition, she serves as a member of the Board of Directors of Junior Achievement of New Jersey and the Morristown Festival of Books. She retired in September 2012 from Tyco International Ltd., a diversified manufacturing and service company, where she had served as Senior Vice President of Human Resources and Internal Communications since 2003. From 1994 to 2002, she held various positions with Honeywell International Inc., including Vice President of Human Resources – Specialty Materials. Ms. Siegel currently serves as an advisor to the G100 Network and chairs the G100 Talent Consortium. Ms. Siegel received an M.B.A. and a M.A. degree in City and Regional Planning, both from Harvard University. She completed her B.A. at the University of Michigan.

Ms. Siegel’s key qualifications, experiences and skills include executive experience with multi-national companies, as well as human resources and executive compensation expertise. She serves as a member of the Nominating/Corporate Governance Committee and the Chair of the Compensation Committee of the CenturyLink Board and serves on the Audit and Compensation Committees of California Resources Corporation. Ms. Siegel brings to FactSet’s Board substantial experience as a human resources executive with large global enterprises as well as substantial public company board experience.

F. Philip Snow

Committees:	Chief Executive Officer

Term:	Nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2022

Director Since:	2015

Mr. Snow, age 55, was named CEO of FactSet on July 1, 2015, having served as President since July 1, 2014. Mr. Snow joined FactSet in 1996 as a Consultant before moving to the Asia Pacific region to hold positions in the Tokyo and Sydney offices. Following his move back to the U.S. in 2000, Mr. Snow held various sales leadership roles prior to assuming the role of Senior Vice President, Director of U.S. Investment Management Sales in 2013. Mr. Snow received a B.A. in Chemistry from the University of California at Berkeley and a Master of International Management from the Thunderbird School of Global Management. He has earned the right to use the Chartered Financial Analyst designation.

The Board benefits from Mr. Snow’s many years with FactSet and his unique expertise gained by rising through the Sales organization from Consultant to Head of Americas Sales. He has also served in multiple geographic regions including Australia, Tokyo, and San Francisco before coming to the East Coast as President and then CEO. His tenure at FactSet has contributed to his strategic vision, leadership and operational expertise, and his deep knowledge of the financial information services industry.

Joseph R. Zimmel

Committees:	Audit Committee (Member) Compensation and Talent Committee (Member)

Term:	Current term expires in concurrence with the Annual Meeting of Stockholders in 2021

Director Since:	2007

Mr. Zimmel, age 66, is a financial consultant and retired Managing Director of Goldman, Sachs & Co. From December 2001 until November 2002, Mr. Zimmel served as an Advisory Director to the Goldman Sachs Group. In the investment banking division at Goldman, Sachs & Co., Mr. Zimmel held the position of Managing Director of the Communications, Media & Entertainment Group for the Americas from 1999 to 2001, after acting as a Managing Director and a co-head of the group from 1992 to 1999. In addition to his appointment to FactSet’s Board, Mr. Zimmel is also a Member of the Board of Directors of the following private companies: nuTravel Technology Solutions LLC, Synchrodyne Networks, Inc., APCO Worldwide LLC, Prizmalite Industries Inc., PURETi Group, LLC, and Burbio, Inc.

Mr. Zimmel’s background in finance and advisory roles is complemented by his knowledge of FactSet and its industry. His contributions are augmented by his experience serving as an outside director of a public company and multiple private companies. In addition, Mr. Zimmel’s employment at Goldman, Sachs & Co., including service in senior leadership positions, brings a valued perspective to the Board and to the Audit Committee.

Legal Proceedings

Over the past ten years, no director or nominee has been involved in:

•	Legal proceedings, such as SEC securities fraud enforcement actions against any director or nominee;
•	Judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business activity;
•	Judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws and regulations, or any settlement to such actions; and
•	Disciplinary sanctions or orders imposed by a stock, commodities, or exchange or other self-regulatory organization.

Board Responsibilities

The Board has adopted corporate governance guidelines which help govern the Company. You can access these corporate governance guidelines, along with each of its Board Committee charters, at the Leadership & Corporate Governance page of the Company’s Investor Relations website at https://investor.factset.com or request a free copy by contacting Investor Relations at FactSet Research Systems Inc., 601 Merritt 7, Norwalk, CT 06851 before January 1, 2020, and thereafter at 45 Glover Avenue, Norwalk, CT 06850. Directors owe a duty of care to the Company and must act on an informed basis, in good faith and in the honest belief that the action they take is in the best interests of FactSet. Directors are expected to attend all Board meetings and participate actively, offering their candid views and their well-informed, deliberate judgment. Directors should inform themselves using all material information reasonably available to them prior to making a business decision. Whenever a director is unable to attend a meeting, he or she should contact the Chairman or Secretary promptly after the meeting to become informed on the subjects discussed, views expressed and actions taken, if any. Directors should have a full understanding of the Company’s business and the issues relevant to it. Directors are expected to be prepared to discuss matters listed on the agenda for each meeting, should review materials sent in advance of such meetings and, when appropriate, ask questions of management. The Company does not have a policy with regard to directors’ attendance at annual stockholder meetings, but FactSet does expect each director to attend all Board meetings. Two directors (Mr. Snow, our CEO, and Mr. Hadley, the Chairman of the Board) attended the 2018 Annual Meeting of Stockholders.

Board Meetings

The Board is comprised of nine members, seven of whom are independent directors. The Company’s Board of Directors has the following three standing committees: (1) an Audit Committee, (2) a Compensation and Talent Committee and (3) a Nominating and Corporate Governance Committee. Each of the committees operates under a written charter adopted by the Board. All the committee charters are available on FactSet’s Investor Relations website at https://investor.factset.com. The Board delegates various responsibilities and authority to different Board Committees. Committees regularly report on their activities and actions to the full Board. The Board met six times during fiscal 2019, four of which were regularly scheduled quarterly meetings. No one director attended fewer than 95% of the Board and committee meetings in the aggregate during fiscal 2019.

Board Committees

The following table identifies the committee members as of October 30, 2019:

Committee Name
Independent Directors	Audit	Compensation and Talent	Nominating and Corporate Governance
Robin A. Abrams	Member		Member
Scott A. Billeadeau(1)	Chair
Malcolm Frank		Member	Member
Sheila B. Jordan	Member
James J. McGonigle(2)			Chair
Laurie Siegel		Chair
Joseph R. Zimmel	Member	Member

(1) Financial Expert

(2) Lead Independent Director

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight review of FactSet’s internal and external financial reporting processes. Its primary responsibilities include: meeting with financial management and the independent auditors to review FactSet’s system of internal controls; assessing the quality of FactSet’s accounting principles and financial reporting; reviewing the external audit process as conducted by FactSet's independent auditors; reviewing the financial information provided to stockholders and other external parties; and preparing the report of the Audit Committee included in the Proxy Statement on a yearly basis. The Board has determined that Mr. Billeadeau qualifies as the “audit committee financial expert” as defined in Item 407(d) of Regulation S-K of the Securities Exchange Act of 1934, as amended. The Board has also determined that each member of the Audit Committee is independent under the listing standards of the NYSE and NASDAQ and has sufficient knowledge in reading and understanding the Company’s financial statements to serve on the Audit Committee. The Audit Committee is also responsible for oversight of the Company's enterprise risk management and specifically considers risks and controls relating to, among other things, data and cybersecurity and the Company's financial statements and financial reporting processes. The Audit Committee met five times during fiscal 2019.

Under the Audit and Non-Audit Service Pre-Approval Policy adopted by the Audit Committee, all audit and non-audit services to be performed by the independent registered public accounting firm for the Company require pre-approval by the Audit Committee. In some cases, pre-approval relates to audit or non-audit services that fall within certain established parameters, and in other cases a particular defined task or scope of work may be pre-approved subject to a specific budget. Pre-approvals may be granted by either the full Audit Committee or the Chair of the Audit Committee. The Audit Committee may not delegate pre-approval authority to management.

Compensation and Talent Committee

The primary responsibilities of the Compensation and Talent Committee are to review and approve the compensation policies for the CEO, named executive officers (NEOs) and other direct reports to the CEO of the Company, oversee the Company’s administration of its equity-based compensation policies, approve grants of share-based awards to officers and employees of the Company under its option plans (individually or in the aggregate), and review annual performance goals for the Company’s principal executive officers in conjunction with assessing the quality of the performance of those executive officers. The Compensation and Talent Committee also assists in all matters relating to recruiting, hiring, and retaining the Company’s directors, officers and employees. The Compensation and Talent Committee met seven times during fiscal 2019. During fiscal 2019, the Compensation and Talent Committee retained Farient Advisors, LLC (the “Advisors” or "Farient") for compensation consulting services, which included executive compensation structure design. The Advisors did not provide services with respect to the individual compensation amounts to be paid to individual executives. As of August 31, 2019, FactSet paid $215,000 to the Advisors for services provided to the Committee during fiscal 2019.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee reviews the qualifications of candidates for nomination as directors, makes recommendations to the Board regarding prospective nominees to the Board, issues recommendations to the Board regarding corporate governance issues and, as appropriate, assists in succession planning for senior management of FactSet. The Committee also develops and recommends to the Board for its approval an annual evaluation process of the effectiveness of the Board and its committees. The Committee oversees the annual evaluations. The members of the Nominating and Corporate Governance Committee are independent under the listing standards of the NYSE and NASDAQ. The Nominating and Corporate Governance Committee met three times during fiscal 2019.

Additional Corporate Governance Information

FactSet is committed to maintaining the highest standards of business conduct and corporate governance, which the Company believes are essential to running its business efficiently, serving its stockholders well and maintaining integrity in the marketplace.

Code of Business Conduct

The Company has adopted a Code of Business Conduct and Ethics (the “Ethics Code”) that applies to all the Company’s employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer, all other officers and the Company’s directors. A copy of the Ethics Code is available on the Company’s website at https://investor.factset.com on the Leadership and Corporate Governance page of the Investor Relations section. You may also request a copy of the Ethics Code by writing to Investor Relations, FactSet Research Systems Inc., at 601 Merritt 7, Norwalk, CT 06851 prior to January 1, 2020, and 45 Glover Avenue, Norwalk, CT 06850, thereafter. Any amendment to the Ethics Code (other than technical, administrative or non-substantive amendments) and any waiver of a provision of the Ethics Code that applies to a member of FactSet’s Board or one of its executive officers will be promptly disclosed on the Leadership and Corporate Governance page of Company’s Investor Relations website at https://investor.factset.com.

Contacting the Board

Stockholders and other interested parties may contact the Board, the Lead Independent Director or non-management directors as a group by sending their correspondence to: Board of Directors (or other appropriate group), c/o Corporate Secretary, FactSet Research Systems Inc., at 601 Merritt 7, Norwalk, CT 06851 prior to January 1, 2020, and 45 Glover Avenue, Norwalk, CT 06850, thereafter or through the email address: Board@factset.com. The Corporate Secretary will review all communications and forward them to the Chairman or the Lead Independent Director, as appropriate. The Corporate Secretary may, however, filter out communications that do not relate to the Company’s business activities, operations or its public disclosures, but will maintain a record of these communications and make them available to the Chairman or the Lead Independent Director (solicitations will not be recorded or forwarded). Any communications received by the Chairman or Lead Independent Director regarding concerns relating to accounting, internal accounting controls or auditing matters will be immediately brought to the attention of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee to address these matters.

Director Compensation Program

The general policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation. FactSet does not pay management directors for Board service in addition to their regular employee compensation. The Compensation and Talent Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. The Board reviews the committee’s recommendations and determines the amount of director compensation. Each director is provided access to the FactSet service, at no charge, which allows them to utilize the Company’s suite of products.

For fiscal 2019, non-employee Director compensation consisted of:

•	An annual retainer of $35,000. Each director may choose to receive the retainer as a quarterly cash payment, or receive the equivalent value in non-qualified stock options.
•	An equity grant having an intended grant date fair value of $75,000.

The Chairman, Mr. Hadley, received compensation as an employee through November 1, 2018, in addition to the compensation provided to other non-employee Directors, for his service as Chairman and a Director during fiscal 2019.

Equity Compensation

The FactSet Research Systems Inc. Non-Employee Directors’ Stock Option and Award Plan as Amended and Restated (the “Director Plan”) provides for the grant of share-based awards, including stock options, to non-employee directors of FactSet.

Annual Grant

Under the existing Director Plan, the Compensation and Talent Committee may award an annual equity grant to each non-employee director on or around January 15th of each year. The number of option shares to be granted in order to deliver the intended value will be determined on the grant date using an option-pricing model. As such, the Compensation and Talent Committee recommended and the Board approved an annual equity grant of 1,754 non-qualified stock options to each of the then seven non-employee directors on January 15, 2019. Additionally, each non-employee director was given an award of $35,000 with the option to receive the retainer as a quarterly cash payment or receive the equivalent value in non-qualified stock options. All directors opted for the equity grant of 818 non-qualified stock options. The strike price for the non-qualified stock options granted under the retainer and annual grant was $207.88 per share, being equal to the closing price of the Company’s common stock on January 15, 2019. The grant date fair value for all non-qualified stock options was $42.77. The non-qualified stock options granted to directors vest 100% after three years on the anniversary date of the grant and expires seven years from the date the options were granted. The Company does not have stock ownership guidelines that require directors to own Company stock.

Expenses

The Company pays or reimburses directors for travel, lodging and related expenses incurred in connection with attending Board, Committee and stockholder meetings and other Company business related events. From time to time, the Company may reimburse a director’s expenses for their participation in third party-supplied continuing education related to the director’s Board or Committee service. There was no reimbursement for educational participation made to the Directors during fiscal 2019.

Director Compensation Table

The following table provides information as to compensation for services of the non-employee Directors during fiscal 2019.

Name	Fees Earned or Paid in Cash(1)	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non- Qualified Deferred Compensation Earnings	All Other Compensation	Total
Philip Hadley(3)	$12,500	$—	$110,004	$—	$—	$1,538	$124,042
Robin A. Abrams	$—	$—	$110,004	$—	$—	$—	$110,004
Scott A. Billeadeau	$—	$—	$110,004	$—	$—	$—	$110,004
Malcolm Frank	$—	$—	$110,004	$—	$—	$—	$110,004
Sheila B. Jordan(4)	$11,667	$—	$110,004	$—	$—	$—	$121,671
James J. McGonigle	$—	$—	$110,004	$—	$—	$—	$110,004
Laurie Siegel	$—	$—	$110,004	$—	$—	$—	$110,004
Joseph R. Zimmel	$—	$—	$110,004	$—	$—	$—	$110,004

1.

On January 12, 2016, the Compensation and Talent Committee approved a compensation policy for non-employee directors, whereby each non-employee director receives an annual retainer of $35,000 and an equity grant having an intended value of $75,000 for a calendar year of service from January through December. Each director may choose to receive the retainer as a quarterly cash payment or receive the equivalent annual value in non-qualified stock options each January. For calendar year 2019, all directors chose to receive the $35,000 annual retainer in non-qualified stock options. That grant and the $75,000 equity grant were made on January 15, 2019. The annual retainer and equity grant are included in the Option Awards column.

2.

The amounts in the Option Awards column represent the aggregate grant date fair values, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Share-Based Payment, (“ASC Topic 718”), of stock option awards issued during fiscal 2019 pursuant to the existing Director Plan. For information on the valuation assumptions with respect to stock option grants, refer to the notes to the consolidated financial statements contained in FactSet’s Annual Report on Form 10-K. There can be no assurance that these grant date fair values will be realized by the non-employee directors. The actual gain that a non-employee director may receive from exercising an option sometime in the future may be higher or lower than these reported amounts, and these options have value only if the price of the Company’s stock increases above the option’s exercise price. On January 15, 2019, FactSet granted 1,754 stock options to each of the non-employee directors representing a grant-date fair value of $75,000. Additionally, each non-employee director was given an award of $35,000 with the option to receive the value in either a cash retainer or non-qualified stock options. All directors chose to receive the $35,000 award in equity, which resulted in an additional grant of 818 non-qualified stock options. The exercise price for the non-qualified stock options for both the retainer and annual grant was $207.88 per share, being equal to the closing price of the Company’s common stock on January 15, 2019. The grant date fair value for all non-qualified stock options was $42.77. At August 31, 2019, the non-employee directors had the following outstanding stock option awards, some of which were not fully vested: Robin A. Abrams, 19,435 options; Scott A. Billeadeau, 16,752 options; Malcolm Frank, 9,618 options; Sheila B. Jordan, 8,715 options; James J. McGonigle, 19,435 options; Laurie Siegel, 10,330 options; and Joseph R. Zimmel, 19,435 options.

3.

Philip Hadley was an employee of the Company through November 1, 2018, earning a salary of $12,500 for his employee services. Mr. Hadley received compensation for his Board service and duties as Chairman, including the annual retainer and option awards. Amounts in the All Other Compensation column reflect employer matching contributions to the FactSet 401(k) Plan made on behalf of Mr. Hadley.

4.

The fees earned or paid in cash to Sheila Jordan during fiscal 2019 of $11,667 represent four months (September through December 2018) of her annual retainer fee, which she had elected to receive in cash for the 2018 calendar year. In December 2018, Ms. Jordan elected to receive her calendar year 2019 annual retainer fee of $35,000 in equity, thus was granted non-qualified stock options having a grant-date fair value of $35,000 in January 2019. This change in election from receiving quarterly cash payments for the 2018 calendar year to a January 2019 equity award for the 2019 calendar year resulted in her receiving total compensation of $121,671 in FactSet’s 2019 fiscal year (September 2018 to August 2019). Had the calendar year 2018 annual retainer fee paid in cash and the calendar year 2019 annual retainer fee paid in non-qualified stock options been allocated on a monthly basis, her total compensation for fiscal 2019 would have been $110,004.

Director Nominations

The Nominating and Corporate Governance Committee is responsible for the nomination of directors and making recommendations to the Board regarding prospective nominees. The Nominating and Corporate Governance Committee from time to time reviews the appropriate skills and characteristics required of board members, including factors that it seeks in board members such as diversity of business experience, viewpoints, personal background and diversity of skills in finance, technology, marketing, international business and other areas that are expected to contribute to an effective Board. In evaluating potential candidates for the Board, the Nominating and Corporate Governance Committee considers these factors based on the specific needs of the Board at that time. The description of each nominee set forth in the “Business Experience and Qualification of Board Members” section includes the primary individual experience, qualifications, attributes and skills of each of the Company’s directors that led to the conclusion that each director should serve as a member of the Board at this time. Nominees for the Board should be committed to enhancing long-term stockholder value, must possess a high level of personal and professional ethics, and must demonstrate strength of character, independent thought, sound judgment, integrity, professionalism, leadership, meaningful business accomplishments and business knowledge, and English proficiency. The Board is composed of a diverse group of leaders. The Board encourages selection of directors who will, in addition to fulfilling the Company’s responsibility to its stockholders, contribute to FactSet’s overall corporate goals: providing technology leadership, effective execution, high client satisfaction and a superior employee working environment.

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders in written communications to FactSet’s Secretary prior to August 1 for the ensuing election. Any such communication must follow the guidelines set forth in the FactSet Research Systems Inc. Director Nominee Selection Policy, a copy of which may be found on the Company’s Investor Relations website at https://investor.factset.com. The policy lists selection criteria including but not limited to integrity, professionalism and sound business judgment. The Nominating and Corporate Governance Committee will consider any nominee recommended by a stockholder in accordance with its policy under the same criteria as any other potential nominee.

The Nominating and Corporate Governance Committee will select nominees for directors pursuant to the following process:

•	Identification of director candidates based upon suggestions from directors and senior management, recommendations by stockholders and potentially a director search firm or equivalent service.
•

Review of each candidate’s qualifications by the Nominating and Corporate Governance Committee to determine which candidates best meet the Board’s required and desired criteria. The review of the nominee’s qualifications includes capabilities, availability to serve, conflicts of interest and other relevant factors. The Committee shall search for individuals as nominees with the highest personal and professional integrity, who shall have demonstrated strong ability and judgment and who shall be effective in serving the long-term interest of stockholders.

•	Interviews of an interested candidate by the Chair of the Nominating and Corporate Governance Committee, at least one other committee member and the CEO.
•	Report to the Board by the Nominating and Corporate Governance Committee on the selection process.
•	Recommendation by the Nominating and Corporate Governance Committee of a nominee to the Board.
•	Formal nomination of the candidate by the Board for inclusion in the slate of directors for the Meeting or appointment by the Board to fill a vacancy between stockholder meetings.

For candidates proposed to it, the Nominating and Corporate Governance Committee requires: (i) the candidate’s full name, address, email and phone number; (ii) a statement by the candidate that he or she wishes to be nominated and is willing and able to serve as a director; (iii) a statement of the good faith belief by the proposing stockholder that the candidate meets the Company’s criteria, and (iv) such other written documentation as the Committee may request to permit a determination by the Board as to whether such candidate meets the required and desired director selection criteria set forth in the FactSet By-laws, Corporate Governance Guidelines and the FactSet Research Systems Inc. Director Nominee Selection Policy.

Proposal 1: Election of Directors

Stockholders will elect three directors at the Meeting. If elected, the directors will hold office for a term not exceeding three years or until a successor is elected and qualified. Your proxy will be voted in favor of those persons to serve as directors, unless you indicate to the contrary on the proxy.

Management expects that the nominees will be available for election. However, if a nominee is not a candidate when the election occurs, your proxy will be voted to elect another nominee to be designated by the Nominating and Corporate Governance Committee of the Board to fill any vacancy. Business experience and qualifications on these nominees and the other members of the Board is presented in this Proxy Statement under the caption “Business Experience and Qualifications of Board Members.”

Vote Required: The three nominees for election as directors of the Company who receive a majority number of “FOR” votes cast at the meeting (either in person or by proxy) will be elected as directors.

FactSet’s Board recommends that F. Philip Snow, Sheila B. Jordan and James J. McGonigle each be elected to serve a three-year term expiring in concurrence with the Annual Meeting of Stockholders for 2022.

AUDIT COMMITTEE REPORT

The Board has charged the Audit Committee with a number of responsibilities, including review of the adequacy of FactSet’s financial reporting, accounting systems and controls. The Board has reviewed independence for audit committee members as defined in both the NYSE and NASDAQ and has determined that each member of the Audit Committee met each listing’s standard. The Audit Committee has a direct line of communication with FactSet’s independent public accountants.

The responsibilities of the Audit Committee are set forth in its charter, which is available on the Company’s website at https://investor.factset.com.

In fulfilling its responsibility, the Audit Committee discusses with the Company’s independent public auditors the overall scope and specific plans for their audit. The Audit Committee has reviewed and discussed with FactSet’s management and Ernst & Young LLP the audited consolidated financial statements contained in the Company’s Fiscal 2019 Annual Report on Form 10-K. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees. Such review included discussions concerning the quality of accounting principles as applied and significant judgments affecting FactSet’s consolidated financial statements. Lastly, the Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP concerning such auditors’ independence from FactSet and has discussed with Ernst & Young LLP its independence, as required by the Public Company Accounting Oversight Board.

In reliance on the reviews and discussions conducted with management and the independent public auditors, the Audit Committee has recommended to the Board and the Board has approved the inclusion of the audited consolidated financial statements for fiscal year ended August 31, 2019, in FactSet’s Fiscal 2019 Annual Report on Form 10-K, for filing with the SEC.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Scott A. Billeadeau, Chair

Robin A. Abrams

Sheila B. Jordan

Joseph R. Zimmel

Proposal 2: Ratification of Independent Registered Public Accounting Firm

Beginning with the audit of FactSet’s 2014 fiscal year, Ernst & Young LLP has served as FactSet’s independent registered public accounting firm. Their initial appointment was ratified by stockholders at the 2013 Annual Meeting. The Audit Committee has again appointed Ernst & Young LLP as FactSet’s independent registered public accounting firm for the fiscal year ending August 31, 2020, and the Board has recommended ratification of that appointment to the stockholders of the Company. A representative from Ernst & Young LLP will attend the Meeting to respond to appropriate questions and make a statement should they desire to do so.

Independent Registered Public Accounting Firm’s Fees and Services

The following table shows the total fees billed or accrued for professional services provided to FactSet by Ernst & Young LLP, for fiscal years ended 2019 and 2018.

	Fiscal 2019	Fiscal 2018
Audit fees(1)	$1,232,375	$1,147,978
Audit-related fees(2)	260,000	5,000
Tax fees(3)	47,000	94,029
All other fees(4)	2,200	1,737
Total	$1,541,575	$1,248,744

(1)

Represents fees for professional services rendered for the integrated audit of FactSet’s annual consolidated financial statements and of its internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports on Form 10-Q and for services that are normally provided by in connection with statutory and regulatory filings or engagements.

(2)

Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of FactSet’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax fees were for services related to tax consulting services.

(4)	All other fees represent fees for professional services other than the services reported above, including permissible consulting services and subscriptions to accounting research software.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During fiscal 2019 and 2018, 100% of the services provided by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with this policy.

The Audit Committee has determined that the provision of non-audit services by Ernst & Young LLP during fiscal 2019 and 2018, respectively, was compatible with maintaining the independence of the firm.

Audit Partner and Audit Firm Rotation

The Audit Committee’s policy is that the audit engagement partner should rotate off the Company’s account no less frequently than every five years. With respect to audit firm rotation, the Audit Committee believes that it is inappropriate to establish a fixed limit on the tenure of the independent auditor. Continuity and the resulting in-depth knowledge of the Company strengthen the audit. Moreover, the mandatory partner rotation policy expressed above, normal turnover of audit personnel, the Audit Committee’s policy regarding the hiring of auditor personnel and the Audit Committee’s practices restricting non-audit engagements of the independent auditor, all mitigate against any loss of objectivity that theoretically could arise from a long-term relationship. As a result of the partner rotation policy, a new Ernst & Young LLP partner rotated onto the FactSet account for fiscal 2019, replacing a lead engagement partner that served the FactSet account for the past five fiscal years. As provided in the Audit Committee’s charter and as further described below, the Audit Committee regularly evaluates its independent registered public accounting firm. The Audit Committee will periodically consider alternatives to ensure that the Audit Committee and the Company’s stockholders are receiving the best audit services available.

Auditor Independence

As noted in the Audit Committee charter and in the Audit Committee Report, Ernst & Young LLP, the independent auditor, reports directly to the Audit Committee and the Audit Committee is charged with evaluating its independence.

FactSet’s Board recommends that you vote to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2020.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) section describes the general objectives, principles and philosophy of our executive compensation program, focused primarily on the compensation during fiscal 2019 of the Named Executive Officers (“NEOs”) who are listed as follows:

F. Philip Snow:	Chief Executive Officer

Helen L. Shan:	Executive Vice President and Chief Financial Officer

Franck A.R. Gossieaux:	Executive Vice President, Global Head of Sales and Client Solutions

Rachel R. Stern:	Executive Vice President, General Counsel and Secretary

Gene D. Fernandez:	Executive Vice President, Chief Technology and Product Officer

John W. Wiseman:	Former Executive Vice President, Global Head of Sales and Client Solutions

On April 15, 2019, FactSet entered into a separation of employment and general release agreement with Mr. Wiseman, pursuant to which he remained as Executive Vice President Global Head of Sales and Client Solutions until June 1, 2019, when his successor, Mr. Gossieaux, was appointed. Mr. Wiseman remained an employee of FactSet until his effective termination date of August 31, 2019.

Executive Summary

Our Business and Strategic Overview

Our purpose is to drive investment professionals to see more, think bigger and do their best work. As we look at the megatrends within our end-markets, we see an exciting opportunity to capitalize on FactSet’s core strengths. Last year, we had a very strong year with respect to operating earnings and will now move to invest a lot of our financial gains back into our business to drive long-term success. We are making a decisive move to accelerate existing initiatives and invest more in content, technology, and our people. To help retain critical talent, we are investing by increasing our compensation rewards for employees in the critical path of our long-term strategy. To further energize our talent to drive a growth mindset, we are adding a long-term incentive plan to augment our standard option plan we have offered annually. This long-term incentive plan will recognize, and reward key talent based on achievement of performance metrics over a three-year period designed for us to achieve our strategic goals. We believe strongly that maintaining a culture of accountability and transparency is the best way to serve our clients. Additionally, we will make key investments in broadening our integrated content; deliver intelligence to clients how, when and where they want it; and drive our transition to a digital platform to provide the next generation service model. These are exciting times for the Company and our performance record over time combined with our balanced capital allocation framework is testament to our commitment and ability to achieve our growth goals resulting in long-term value creation for our clients, employees and shareholders.

Performance Highlights for Fiscal 2019

In fiscal 2019, FactSet had the following accomplishments compared to fiscal 2018:

■	Revenues increased 6.3% to $1.44 billion, up 6.2%[1] organically.
■	Organic Annual Subscription Value (“ASV”) plus professional services was $1.48 billion, up 5.1%.
■	Double-digit EPS growth: Diluted EPS increased 33.9% to $9.08. Adjusted diluted EPS increased 17.2%[1] to $10.00[1].
■	Client count increased by 8.4% or 432 during the year, while users grew by 38.0% or 34,925[2] from the prior year.
■

In May 2019, FactSet increased its quarterly dividend by $0.08 or 12.5% per share to $0.72, marking the 14th consecutive year the Company has increased dividends, highlighting its continued commitment to returning value to shareholders.

■

FactSet returned $320.4 million to stockholders in the form of share repurchases and dividends during the fiscal year. This return represents an average cash return of 65%, as a percentage of free cash flow and proceeds from employee stock plans.

1.	For a reconciliation to the corresponding GAAP figure, refer to Management's Discussion and Analysis, Non-GAAP Financial Measures section of the Company’s Fiscal 2019 Annual Report on Form 10-K.
2.

In the first quarter of fiscal 2019, we changed our client count definition to include clients from the April 2017 acquisition of FDSG. The prior year client count was not restated to reflect this change.

■	FactSet won multiple awards, including:

●     Best Data Provider to the Sell-Side

●     Best Performance Measurement and Attribution System Provider

●     Best Client Reporting System at the Waters Technology Awards

●     Ranked 19th on the RiskTech® 2019 by Chartis Research, moving up two spots from 2018

●     Best FX Order/Execution Management System at the FX Week e-FX Awards

●     Best Market Data Solution at the Asian Private Banker Technology Awards

●     Best Alternative Data Initiative and Best Data Analytics Provider at the Inside Market Data Awards

■	The Company is committed to supporting its employees through continued Diversity and Inclusion efforts. Fiscal 2019 marked the launch of FactSet’s first ever employee-led and company-sponsored Business Resource Groups, focused on empowering professional development, furthering recruitment and retention, and fostering an inclusive culture of community throughout the organization.

■

Although the company did not achieve target ASV growth, the Company continues to make investments in content, technology and people that will enable it to provide best in class solutions to its clients while further driving productivity and efficiency for the Company and its clients.

Our Solid Execution Has Led to Consistent Growth and Returns to Stockholders

FactSet has had solid execution and consistent growth for stockholders, which have been driven in part by the following:

■	FactSet achieved its 39th consecutive year of revenue growth and 23rd year of consecutive adjusted diluted EPS growth
■	Solid organic growth, increasing ASV
■	Leveraging acquisitions (eight acquisitions completed in the last five years)
■	Minimizing the effective tax rate (reduced from over 28% in 2015 to 16% by the end of fiscal 2019)
■	Increasing our quarterly dividend by 12.5% per share, marking the 14th consecutive year we have increased dividends
■	Repurchasing 9.7 million shares with an approximate return of $1.5 billion to stockholders under our share repurchase program since fiscal 2014
■	Strong financial discipline through management of operating margins and operating expenses increasing adjusted operating margins by 190 basis points over fiscal 2018.

ASV plus professional services was used as the primary metric in our annual incentive plan. We believe that this measurement is useful as it is an indication of future growth and sustainable performance. As illustrated in the graph below, ASV plus professional services has grown by 60% since 2014 and has been strongly correlated with stock price growth.

Our Need to Adjust our Compensation Plan to Better Grow Our Talent and Support Our Business

As outlined in our strategic overview above, the next three years is a critical time for our business as we transform our content and technology. In order to fulfill our business strategy and drive transformation of our content and technology, it is imperative for us to retain critical talent in our organization, as well as recruit additional talent from highly competitive markets in the technology and financial services industries. During the 2019 fiscal year, we conducted a detailed compensation study with our Independent Compensation Consultant, Farient, and found a significant competitive pay gap. We have reexamined our current pay levels so that we may recruit and retain the top talent that we need to accomplish our long-term goals. As a result, we are making a series of significant changes to our 2020 compensation program. Some of the changes include: the mix between salaries and short-term and long-term incentives and a pay-for-performance link within the annual incentive plan; and the introduction of a three-year performance equity plan, in addition to our current stock option grants, that ties our executives to our long-term financial goals, which are key drivers of long-term sustainable shareholder value. We anticipate that this new plan will provide greater transparency for plan participants as well as for shareholders. The plan should provide a strong balance between stock options and performance share units, effectively creating line-of-sight to drivers of value and value creation overall. For more information, see the section titled “2020 Compensation Structure and Incentive Program Changes”.

Compensation Philosophy

Our executive compensation is structured to encourage management decisions and behaviors that align with the long-term interests of our stockholders. To achieve our strategic goals, we designed our compensation program to attract, motivate and retain employees who can successfully execute our strategy. We have highly competitive skills sets that are required by our business, including data scientists, AI specialists, and others critical to our future success.

The Compensation and Talent Committee of the Board oversees our executive compensation program, including the evaluation and approval of compensation plans, policies and programs offered to our CEO, NEOs and the CEO’s other direct reports. The Compensation and Talent Committee operates under a written charter adopted by the Board, and is comprised entirely of independent, non-employee directors.

Our Compensation Principles

At the heart of the compensation program are six principles that govern the design of our compensation program. The Compensation and Talent Committee works to embed these principles across the various elements of executive compensation.

1) The overall employee value proposition transcends compensation, to include our work environment, professional development, employee well-being, a high performance culture, and challenging work opportunities.

2) We pay for performance as measured by our collective operating performance as a company and individual performance toward executing our strategy, accelerating growth, and contributing to company-wide results.

3) Performance is evaluated, not only on what goals are achieved over the short and long term, but also on how they are achieved, specifically to maintain the strong culture and the collaborative mindset that continues to be critical to our success.

4) We believe in paying not only for our operating results but also for progress in building our foundation in ways that position FactSet for future growth.

5) We believe our compensation program promotes a long-term ownership mindset and attracts, motivates and retains our talent who drive stockholder value over time.

6) We establish total compensation packages for different roles that balance external market pay competitiveness with an internal framework considering the contribution within our organization. Compensation includes cash elements which are targeted to be in line with the market, and equity opportunities that can be worth substantially more as our Company grows and achieves targets in line with our strategic plans.

This year we recognized that as the competition for talent increased, we needed to ensure we can retain and recruit the talent needed to drive our Company.

Shareholder Engagement and Say on Pay

We engage with our shareholders to better understand their opinions in regards to our governance and compensation plans. Management make themselves available to investors to have a continuing dialogue and to receive any feedback its shareholders may have.

Historically, FactSet has received high approval percentages for its executive compensation programs. At the December 2018 Annual Meeting, 97% of the votes were cast “FOR” approval of our executive compensation program. FactSet believes the result of this vote affirms the support of its shareholders. Despite this high score, we believe we can enhance our programs for a greater tie between pay and performance.

Fiscal 2020 Compensation Structure and Incentive Program Changes

During fiscal 2019, the Compensation and Talent Committee engaged Farient to conduct a comprehensive executive officer total compensation market review. This review included an analysis of the peer group, compensation levels (e.g., competitiveness of base salary, annual incentive, long-term incentives) as well as incentive program design (e.g., annual incentive program targets and measures, long-term incentive plan targets, compensation methods, and performance measures). The Compensation and Talent Committee considered analyses and recommendations presented by FactSet management and Farient, as well as shareholder feedback. Several meetings and discussions were held with the Compensation and Talent Committee and management to develop future compensation plan designs.

The purpose of the competitive review and discussions were three-fold. To ensure that FactSet's compensation programs: 1) are consistent with competitive market practices and compensation levels; 2) support FactSet’s go-forward business strategy; and 3) align with FactSet's compensation philosophy and pay-for-performance mindset.

The information below summarizes the key changes made in fiscal 2019 for fiscal 2020 to the NEO level, along with the supporting business rationale.

Change		Business Rationale

	•	The new peer group more closely reflects FactSet’s industry, business focus, size, and global presence
Updated Peer Group, and defined a Reference Peer Group	•	The peer group is supplemented with a reference group of peers that are larger than FactSet, but still highly relevant in terms of business model. This reference group will be used for compensation practices, but not used for compensation level assessments due to their size

	•	Ties NEO compensation to financial metrics that drive long-term shareholder value
	•	Will be balanced with FactSet's current stock option program that correlates to shareholder value
Established a three-year long-term performance share unit incentive plan, based on	•	Focuses executive efforts on specific long-term financial goals
cumulative adjusted earnings and adjusted revenue, in addition to stock options which vest over five years	•	Value of future earned reward is tied to both financial performance and stock price
	•	Lessens the pay gap between the value of FactSet's long-term award grant value versus the market
	•	Maintains the five-year vest on stock options creating a strong ownership mentality and enhances retention

Implemented common leverage percentages (threshold and stretch) for the Short-Term and Long-Term Incentive programs for all members of the executive team	•	Creates alignment among NEOs where the same company performance yields the same payout level as a percentage of salary
	•	Provides internal equity and encourages a teamwork mentality

Re-mix salary versus short-term incentive to create greater pay for performance alignment.	•	Increased salaries (offset by reduced target bonuses) brings the NEOs closer to market-competitive levels, and allows FactSet the ability to better attract and retain talent
	•	Creates a more direct link to performance, and continued pushed for greater performance throughout the year

Increased focus on measurable financial goals in the long-term programs	•	New performance share unit plan will be tied to Company long-term financial goals including three-year cumulative adjusted revenue and adjusted operating earnings

Core Elements of Total Direct Compensation

In making compensation decisions, the Compensation and Talent Committee has sought to reinforce the correlation between the Company’s performance and executive compensation. The Compensation and Talent Committee has designed the executive compensation program to motivate, retain, engage and appropriately reward our executive officers. Individual compensation levels for NEOs are based on the collective Company operating performance, including ASV and Adjusted Operating Margin, and individual performance toward executing FactSet’s strategy, accelerating growth, and contributing to Company-wide results. By encouraging NEOs to strive for outstanding individual and team performances, they are expected in turn to drive the positive performance of the Company as a whole.

The core elements of our NEOs’ compensation package consist of base salary, annual incentive and long-term incentive, which we refer to as Total Direct Compensation. Incentive awards are composed of a mix of annual incentives in the form of cash and long-term equity grants in the form of stock options. Taken together, Total Direct Compensation is tied to performance and closely linked to long-term growth, financial objectives, and stock price appreciation.

Total Compensation Element	Payment Form		Performance Measure		Strategy & Performance Alignment

				•	Reviewed on an annual basis and is periodically adjusted to be based on individual performance and contributions, market trends, and competitive position
Base Salary	Cash	•	Intended to be competitive to attract and retain key employees
				•	There is no formula to review base salaries, and no one factor was weighted more heavily than another

				•	Rewards and recognizes annual accomplishment of key financial objectives

		Company Performance (80%)		•	Performance measures aligned with the Company’s growth
		•	ASV Growth
Annual Incentive	Cash	• •	Adjusted Operating Margin Circuit Breaker – minimum level of ASV performance required for financial component of annual incentive	•	Circuit breaker requires minimum level of performance to fund incentive payments. If ASV does not reach the threshold level, the financial target portion of the annual incentive would not be paid to NEOs unless the Compensation and Talent Committee were to do so in its discretion
Individual Goals (20%)
		•	Key goals established for each NEO	•	Key individual goals are within the NEO’s area of responsibility and assessed annually

				•	Increases alignment with stockholder interests

				•	Promotes an ownership mindset, as the awards can greatly appreciate in value as long as there is stock price appreciation
Long-Term Incentives	Stock Options	•	Stock price
				•	NEOs only benefit if our stock price appreciates from the date of grant of the award

				•	Five-year vesting period encourages retention and long-term horizon

For Fiscal Year 2020, FactSet is also adding a long-term performance plan based on three-year cumulative adjusted earnings and adjusted revenue. For more detail, please see section titled “2020 Compensation Structure and Incentive Program Changes”.

Significant Percentage of Executive Pay is at Risk

Since executive compensation is delivered principally in the form of annual and long-term incentive awards, a significant portion of executive pay is at risk and dependent on future Company performance. Our long-term incentive awards derive value directly from the Company’s common stock price appreciation, which is, in most respects, a reflection of Company performance and directly linked to stockholder returns. The stock option awards have no value if our common stock price does not appreciate prior to expiration of the stock options.

The below pay mix charts represent the proportion of target total direct compensation attributed to base salary, target annual incentive opportunity, and target long-term incentives. The pay mix chart for NEOs represents the average target pay mix for the NEOs reported in the summary compensation table who were employed for the full fiscal year.

Compensation Governance Features

We employ several best practice compensation governance policies and practices. Below is a summary of “what we do” and “what we don't do” in terms of compensation governance.

Fiscal 2019 Policies and Practices

	What we do:		What we don't do:
•	Pay for performance with focus on long-term value creation	•	No employment contracts for NEOs
•	Quantitative Company performance (new in 2018)	•	No officer hedging or pledging of Company stock
•	Clawback policy that covers both long-term and short-term incentive awards	•	No corporate aircraft
•	Annual risk assessment of pay programs and structure	•	No excise tax gross up
•	Annual say-on-pay vote	•	No “evergreen” annual share increase provision in the Company’s equity stock plans
•	Double-trigger change in control vesting provisions (new in 2018)	•	No repricing of stock options and stock appreciation rights
•	Independent compensation consultant for the Compensation and Talent Committee with only independent Directors	•	No discount from fair market value is permitted in setting the excise price of stock options

Pay not only based on current operating results, but also rewards for progress towards future growth.

A substantial portion of NEO compensation is subject to achieving both short-term and long-term performance objectives that enhance stockholder value. FactSet is focused on ASV (“Annual Subscription Value”) growth for our annual plan metric as it represents future sustainable performance and is a strong indicator of growth over the long term. Cash incentive compensation rewards annual (short-term) performance, while equity-based compensation promotes an ownership mindset (long-term). Equity-based compensation, specifically stock options, represents a significant portion of total compensation. With stock options, NEOs only benefit if our stock price appreciates from the date of grant of the award. The Compensation and Talent Committee has viewed options as a method, not only of encouraging the NEOs to drive Company performance in the long-term, but also of encouraging the retention of officers through the 5-year option vesting schedule, which is longer than typical market practice. While there are currently no minimum stock ownership requirements for any NEO, NEOs’ interests as stockholders and option holders have been aligned in the past with those of stockholders due in part to the large share ownership such officers already maintained or have an opportunity to build. The allocation between annual incentive compensation and long-term equity compensation is based primarily on an evaluation of an executive’s overall role and contributions to the Company, taking into account competitive practices.

Total compensation packages for different roles that balance external market pay with an internal framework.

Total compensation packages are established by balancing external market pay with an internal framework considering each employee's contribution and a focus on collaboration. The Compensation and Talent Committee determines compensation and stock-based incentive awards for the NEOs during the same time frame that it approves pools for the Company as a whole. For NEOs, compensation includes cash elements, which are targeted to be in line with the market, and equity opportunities that can be worth substantially more as we grow and outperform the competition or internal plans.

Defined qualitative factors beyond the quantitative financial metrics.

In addition to the financial metrics in the annual incentive plan, each NEO also has non-financial objectives that are set every year and focus the NEO’s efforts on specific business needs. These objectives may include leadership, talent development, commitment to diversity, special assignments, project management, governance objectives, engagement in global offices, exposure to employees, key clients, investors and analysts, and other specific individual performance objectives. The NEO’s achievement of certain goal levels as well as other accomplishments made during the year guide and influence, the NEO’s salary, target annual incentive and equity award.

Attract and retain talented personnel.

We operate in several highly competitive labor markets and must ensure that total compensation compares well with that offered by competitors in those markets. The Compensation and Talent Committee has designed executive compensation bearing in mind the compensation offered by other companies in the technology and financial information industry, to the extent such information is publicly available.

Decision-Making Process

Role of the Compensation and Talent Committee, Management, and Compensation Consultant - The Compensation and Talent Committee (the “Committee”), is responsible for reviewing and making decisions about executive policies and plans, including the amount of base salary, annual incentive and long-term incentive awarded to the NEOs, in accordance with FactSet’s established compensation philosophy. In addition, the Committee is responsible for administering the compensation plans, in accordance with the objectives, strategy, and philosophy. In this process, the Committee evaluates information provided by its independent compensation consultant, the CEO, and other members of management. Annually, the Committee evaluates and approves various topics on an annual or as-needed basis, including, but not limited to, compensation levels and mix, compensation plan design, executive performance versus the plan, peer group, succession planning, and risk assessment. In fiscal 2019, the Compensation and Talent Committee engaged Farient as its independent compensation consultant. Farient, the committee's compensation consultant, the CEO, and other executives assist the Compensation and Talent Committee from time to time in its evaluation of compensation elements or program design by providing analysis, industry benchmarking information, historical information, year-over-year comparisons and clarifications regarding job duties and performance. Management also prepares reports that include, but are not limited to, topics such as succession planning, plan performance, annual objectives and goals, and other compensation practices. In Fiscal 2019, Farient did an analysis of the peer group, compensation levels (e.g., competitiveness of base salary, annual incentive, long-term incentives) as well as incentive program design (e.g., annual incentive program targets and measures, long-term incentive plan targets, compensation methods, and performance measures) for implementation in Fiscal 2020.

FactSet has not entered into any employment agreements with any of its NEOs and as such, FactSet is not bound by any contractual salary, incentive grants or other compensation requirements for the NEOs except for the separation agreement related to the departed NEO as noted below. Perquisites have historically constituted 5% or less of each NEO’s total compensation and represent the dollar value of matching contributions to the FactSet 401(k) Plan made by FactSet on behalf of each NEO.

Performance Evaluation - The CEO’s performance is reviewed annually by the Compensation and Talent Committee and the full Board and informs all pay decisions. The CEO annually reviews the performance of each executive officer who reports to him, including the NEOs listed in the Summary Compensation Table. The Compensation and Talent Committee and Mr. Snow identify appropriate performance measures and propose performance objectives that are used in determining annual and long-term awards. More specifically, the Compensation and Talent Committee review materials outlining the individual performance of each NEO with respect to their goals and objectives for the past year, measured against financial goals for the Company’s performance as well as quantitative performance in the individual executive’s functional area. Management also provides the Compensation and Talent Committee with materials regarding the overall financial performance of the Company as well as operational and strategic accomplishments during the fiscal year. These materials include ASV metrics, professional services growth and adjusted operating margin analysis that are all evaluated to determine the amount of the annual incentive awarded.

Peer Group Review - The Compensation and Talent Committee is provided executive compensation data of similarly situated NEOs at companies determined to be comparable by the Compensation and Talent Committee.

For fiscal 2020, the Compensation and Talent Committee approved an updated peer group that was selected based on criteria including companies that reflect FactSet’s industry, business focus, size and global presence. The peer screening also incorporated a focus on good corporate governance practices.

New Peer Companies:
	Black Knight, Inc.	IHS Market Ltd.
	Core Logic, Inc.	Morningstar, Inc.
	CoStar Group, Inc.	MSCI, Inc.
	Envestnet, Inc.	RealPage, Inc.
	Equifax, Inc.	Splunk Inc.
	Fair Isaac Corporation	TransUnion
	Gartner Inc.	Verisk Analytics, Inc.

Additionally, a reference peer group for compensation practices was also approved which includes companies that meet the criteria, but are larger than the proposed revenue range and are therefore not included in compensation level assessments. The reference group consists of: Broadridge Financial Solutions, Fidelity National Information Services, Intercontinental Exchange, Moody’s Corporation, Nasdaq, S&P Global, and Thomson Reuters.

The Compensation and Talent Committee believes that its total target compensation for NEOs is competitive. When considering peer compensation levels, the Compensation and Talent Committee focuses on total compensation comparisons, as we have, and will continue to emphasize long-term equity more prominently than peer companies. The Committee believes that the Company’s pay mix is reflective of the goals of retaining top talent and aligning executives with stockholder returns.

Compiled Benchmark Data – Farient and management prepare benchmarking and competitive data with respect to historical compensation and its defined peer group. The Compensation and Talent Committee utilizes this information in connection with establishing NEO compensation programs and parameters at its meetings.

Compensation Approvals - The Compensation and Talent Committee review materials detailing the historical salary, annual incentive, total cash, equity awards and total compensation levels of the NEOs and other senior members of management. The conclusions reached and recommendations made are based on performance reviews, including with respect to salary adjustments and annual and long-term incentive awards that are presented to the Compensation and Talent Committee for approval.

The Compensation and Talent Committee members then make their determinations as to the annual incentive, equity awards, and base salary. Management does not participate in this deliberation and the CEO is not present for discussions regarding his own compensation. At the same meeting, the Compensation and Talent Committee approves the total annual incentive and equity award pools for the Company’s operational areas as a whole, so that compensation to the NEOs is made in the larger context of compensation for all the Company’s employees.

Elements of Compensation

Our executive compensation program works to embed the goals and principles explained above across the various elements of compensation. The three major elements of executive officer compensation in fiscal 2019 continued to be:

•	Base salary;
•	Variable cash incentive awards (annual incentive); and
•	Long-term, equity-based incentive awards.

Base Salary

Base salaries are intended to be sufficiently competitive to attract and retain key employees. The Compensation and Talent Committee reviews salaries on an annual basis and makes periodic adjustments to base salary based on individual performance and contributions, market trends, competitive position, recommendations of the CEO for his direct reports, and FactSet’s financial situation. The Compensation and Talent Committee does not use a fixed formula to review base salaries. The goal is to ensure that total compensation packages (including base salaries, annual incentives, and long-term incentives of the NEOs) generally remain competitive when compared to peer group companies.

Annual Incentive

The Compensation and Talent Committee has designed an annual cash incentive program to stimulate and support a high-performance environment by focusing such incentive compensation on the attainment of qualitative and quantitative guidelines and by recognizing superior performance. Each NEO has objectives that are established during the year (or near the date of beginning in the current role) and reviewed with the NEO. Annual Company-level performance goals serve both to motivate executives, enhance collaboration as well as to increase stockholder returns, by focusing executive performance on those measures identified as being key drivers of our short and long-term business results.

We use ASV and operating margin as the metrics in our annual incentive plan. ASV at any given point in time represents the forward-looking revenues for the next twelve months from all subscription services currently supplied to clients and includes professional services fees billed in the last 12 months. Adjusted Operating Margin is calculated as adjusted operating income divided by GAAP revenues plus the deferred revenue fair value adjustment. These measures are publicly reported in our financial results. Annual incentive program is funded by a minimum level of FactSet ASV plus professional services growth. The program specifies that if ASV plus professional services did not grow by the minimum level, there would be no incentive payment based on the financial component of the incentive program unless the Committee exercises its discretion to award one.

Long-term, Equity-based Incentive Awards

A significant portion of total compensation to each NEO is long-term incentive compensation, which consists of stock options, which vest 20% annually over five years. The Compensation and Talent Committee determines the size of the long-term, equity-based incentives according to each NEO’s position within FactSet, competitive benchmarking, performance and contributions to the Company. Our philosophy is built on the principles that equity compensation should seek to align employees’ actions with stockholder interests; attract, retain, and motivate highly qualified executives; and balance the focus on short and longer-term performance objectives. The Compensation and Talent Committee believes that it has been successful in achieving this alignment through the use of stock options for NEOs. The Compensation and Talent Committee takes into account each NEO’s performance history, his or her potential for future advancement, the CEO’s recommendations for awards (other than his own) and the value of existing vested and unvested outstanding equity awards. The relative weight given to each of these factors varies among individuals at the Compensation and Talent Committee’s discretion. The equity-based plan awards are typically granted after the end of each fiscal year in order to be synchronized with the year-end performance review process and the timing of the annual incentive payments. The exercise price for all options granted is the closing price of our common stock on the date of grant.

In fiscal 2020, FactSet will have a three-year performance share unit plan focused on creating visibility to outcomes that should drive long-term value creation in conjunction with our stock option plan which will maintain its five-year vesting schedule.

Fiscal 2019 Performance

Peer Group

In fiscal 2018, the peer group, which was evaluated for the fiscal 2019 compensation discussion included CoStar Group, Inc., IHS Markit Ltd, Morningstar, Inc., MSCI Inc., SS&C Technologies, T. Rowe Price and Verint Systems Inc.

In addition to that of the identified peer group, the compensation provided to NEOs at the following companies was reviewed by the Compensation and Talent Committee: Federated Investors, Janus Capital Group, Inc., NASDAQ OMX, Verisk Analytics and Waddell & Reed Financial, Inc. The materials presented to the Compensation and Talent Committee detailed the compensation by type, including salary, annual incentive and equity awards. In fiscal 2019, FactSet conducted an extensive review of its Peer Group and updated the peer group to better reflect FactSet’s current business model, industry, size, and global presence (as described on page 29).

Base Salary

Based on the review described above under “Base Salary,” the Compensation and Talent Committee did not increase the base salary of any NEO for fiscal 2019 other than the salary of Mr. Snow, who received an increase of 12.5% because of competitive market rebalancing. Mr. Gossieaux's base salary increased with his promotion to Executive Vice President Global Head of Sales and Client Solutions. The Compensation and Talent Committee did not approve salary increases to the other NEOs during fiscal 2019.

Annual Incentives

The Compensation and Talent Committee agreed on the NEOs’ performance and related compensation through discussions with the CEO and in conjunction with its review of the performance of the Company as a whole. The Compensation and Talent Committee determined the actual size of annual incentive payments and equity-based grants awarded to each of the NEOs. With respect to the 80% percent of the annual incentive award that was attributed to ASV and Adjusted Operating Margin, the fiscal 2019 financial results for those measures were compared against the goals established at the beginning of the year. In addition, 20% of the annual incentive award was based on the Compensation and Talent Committee’s subjective evaluation of the executives’ achievement of qualitative individual goals and other personal accomplishments set out in materials provided to the Compensation and Talent Committee by management or otherwise provided to the Committee at its meeting.

For fiscal 2019, the annual incentive goals were as follows:

Measures	Weighting	Base Performance	Target Performance	Stretch Performance	Actual Performance
ASV + Professional Services Growth	50%	$70M	$85M	$95M	$71.6M
Adjusted Operating Margin	30%	31.3%	32.3%	32.5%	33.2%
Key Goals (Individual)	20%	Base Rating	Target Rating	Stretch Rating	Varies

The amount of the annual incentive based on the financial guidelines represents 80% of the total target bonus opportunity. The remaining balance of 20% is based on the achievement of a NEO’s key individual goals that are proposed by the CEO and approved by the Committee. After the minimum ASV growth level is met, the guidelines indicate a total annual incentive award range of 65% to 125% in the case of Mr. Snow, from 70% to 130% in the case of Mr. Gossieaux (for the portion of the fiscal year during which he was a NEO), and from 80% to 120% in the case of Ms. Shan, Mr. Fernandez and Ms. Stern.

For fiscal 2019, the Company achieved Organic ASV growth of $71.6 million and Adjusted Operating Margin of 33.2%. Because the $70 million threshold was met as the Company achieved ASV plus professional services growth of $71.6 million, the annual incentive award was paid out, and the Committee reviewed the personal goals for each NEO, as well as individual accomplishments of each NEO in determining the total annual incentive.

The fiscal 2019 individual goals of each NEO were as follows:

•

Mr. Snow’s goals: Drive FactSet’s evolution to be an open platform; strengthen relationships with strategic accounts; identify opportunities for accelerated and new investment; drive key organizational changes to enable future growth and overall executive capability and accountability, actively support and launch diversity, inclusion and CSR initiatives to build an inclusive, energetic, ethical and high-performance culture.

•

Ms. Shan's goals: Implement financial planning and analysis discipline globally; implement Workday Finance; enhance investor relations dialogue; and improve communications with the key leadership team facilitating their understanding of what variables drive FactSet’s financial success and how this group impacts these variables.

•

Mr. Gossieaux's goals: As of August 31, 2019, Mr. Gossieaux was in his new role for only 90 days. In this short time period, his key objective was to identify a new successor in his previous role and stabilize the Sales & Client Solutions organization. Additionally, his focus was on completing a compensation leveling exercise for his direct and indirect reports, while starting to design new compensation plans for Sales & Client Solutions that provided transparency and reward for ASV generation as well as ASV retention.

•

Ms. Stern's goals: Continue to develop the Company’s compliance function and culture; implement new client contracting; resolve/mitigate open legal challenges; manage the build out of three major real estate projects (Norwalk headquarters, Manila Tower, DivyaSree).

•

Mr. Fernandez’s goals: Lead digital transformation efforts organization-wide, gain efficiency with content collection, drive enterprise transformation; and continue to focus on systems stability and security.

The Compensation and Talent Committee considered all the above, including the financial results for the target measures, the financial guidelines, the recommendations and evaluation by the CEO of the other NEOs, the achievement of individual goals and other personal accomplishments, overall Company performance for the fiscal year. Using this total mix of information, the Committee exercised its subjective judgment for each NEO and made the following awards for the NEOs for fiscal 2019:

NEO	Total Annual Incentive Opportunity	Total Annual Incentive Percentage Awarded	Total Annual Incentive Paid
F. Philip Snow	$1,000,000	90%	$900,000
Helen L. Shan	$550,000	101%	$555,000
Franck A.R. Gossieaux	$350,000	100%	$350,000
Rachel R. Stern	$430,000	100%	$430,000
Gene D. Fernandez	$500,000	99%	$495,000
John W. Wiseman(1)	$400,000	—%	$—

(1) On April 15, 2019, FactSet entered into a separation of employment and general release agreement with Mr. Wiseman with an effective employee termination date of August 31, 2019. Mr. Wiseman did not receive an incentive award payment for fiscal 2019, and instead was entitled to a severance payment for his service with the Company. See the Summary Compensation Table, footnote 6b for additional information.

In particular, for Mr. Snow, the Compensation and Talent Committee’s decision was based on its view of the Company’s financial performance, focusing on ASV Growth together with professional services fee results compared to goal. The Committee also considered strategic outcomes with particular emphasis on significant progress made in driving FactSet’s evolution to be an open platform, strengthening relationships with strategic accounts, and identifying opportunities for accelerated and new investments. In addition, the Committee factored into their decision Mr. Snow’s overall leadership of the organization. It noted that he had led and successfully implemented several key organizational changes which helped to position the Company for future growth and improved overall executive capability and accountability. The Committee also recognized his efforts to actively support and launch diversity, inclusion and CSR initiatives to build an energetic, ethical and high-performance culture. The Committee set Mr. Snow's bonus at 90% of target reflecting the achievement of lower ASV than projected. Nevertheless, his equity award reflects the Board's confidence in his overall leadership of the Company, strategic initiatives, and establishment of an ethical high performance culture which attracts and retains a world-class team.

Stock Option Awards

For fiscal 2019, the NEOs received equity awards that are comprised of 100% service-based stock options. These grants vest 20% per year on the anniversary date of the grant over a five-year period. The Compensation and Talent Committee believed this was the most effective way to promote equity ownership by the executives, reward them for solid operating performance and provide a retention incentive. Stock options have been intended to align incentives with long-term stock performance and the interests of stockholders and act as a motivational and retention tool. All NEOs received an annual grant on November 1, 2018. Mr. Gossieaux also received a one-time grant of stock options on July 1, 2019 as part of his promotion. The dollar value of each award was converted on the grant date to a fixed number of options for each NEO using an option pricing formula.

For fiscal 2019, the Compensation and Talent Committee approved stock options grants to our NEOs with the following values:

Name	Stock Options Grant Value
F. Philip Snow	$1,500,000
Helen L. Shan	$750,000
Franck A.R. Gossieaux(1)	$875,973
Rachel R. Stern	$525,000
Gene D. Fernandez	$400,000
John W. Wiseman	$400,000

1) Includes stock option awards granted under the annual equity grant on November 1, 2018 of $125,973 prior to Mr. Gossieaux's appointment as the Executive Vice President, Global Head of Sales and Client Solutions and becoming a NEO. This amount also includes a $750,000 off-cycle service-based stock option award on July 1, 2019, aligned with Mr. Gossieaux's appointment as the Executive Vice President, Global Head of Sales and Client Solutions.

Anti-Hedging and Anti-Pledging Policy

Transactions involving financial instruments (including, for example, prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities are prohibited. Employees and directors are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Our Insider Trading Policy prohibits directors and officers from holding FactSet stock in a margin account or pledging FactSet stock as collateral for a loan. There is a limited exception to our policy prohibiting the pledging of FactSet stock as collateral for a loan (not including margin debt, for which there is no exception to the prohibition). In order to be granted an exception, the Director or Officer must clearly demonstrate the financial capacity to repay the loan without resorting to the pledged securities and must request and receive approval from the General Counsel of FactSet prior to the documentation of the proposed pledge.

Forfeiture of Prior Compensation - Clawback Policy

On October 24, 2017, the Board adopted an Incentive Compensation Clawback Policy:

•

If FactSet’s financial statements must be re-stated due to misconduct of any person who was or is an employee of FactSet, then the Board may, at its sole discretion, take action to recoup all or part of any Incentive Compensation (i.e., any cash compensation or an award of equity compensation from the Company that is based in whole or in part on the achievement of financial performance) received by a Section 16 officer.  In determining whether to take action to recoup any Incentive Compensation received by a Section 16 officer, the Board shall take into consideration whether the Section 16 officer engaged in the misconduct or knowingly or through gross negligence failed to prevent the misconduct that caused the mandatory restatement if such Section 16 officer was in a position to do so.

•

The Board will determine, in its sole discretion and to the extent permitted by applicable law, the method for recouping Incentive Compensation under the Policy, which may include, without limitation, clawing back incentive compensation (bonus and equity) received by such officers or withholding future compensation

•	Consistent with the proposed SEC rules, the Policy allows for a three-year “look back” period on financial statements

Additionally, the FactSet Research Systems Inc. Stock Option and Award Plan, as Amended and Restated, authorizes the Board to recover, or “clawback,” equity compensation from a NEO based on their engagement in any competitive activities or acts of solicitation during their period of employment and for two years thereafter, including:

▪

Own, manage, operate, join or control, be employed by or participate in the ownership, management, operation or control of, or be a consultant to or connected in any other manner with, any business, firm or corporation which is similar to or competes with a principal business of FactSet or its subsidiaries (Competitive Activity); or

▪

For themselves or any person or business entity, induce or attempt to induce any employee of FactSet or its subsidiaries to terminate employment with the Company or its subsidiaries or solicit, entice, take away or employ any person employed by the Company or its subsidiaries (Solicitation).

For these purposes, the officer’s ownership of securities of a public company not in excess of one percent of any class of such securities shall not be considered to be in competition with the Company or its subsidiaries. If the officer engages in a competitive activity or solicitation, as determined by the Board in good faith, the plan’s options then held by the officer would expire as of the date that the officer first engaged in such activity and the Company would have the right to acquire any shares of stock then owned by the officer as the result of the exercise of an award at a price equal to the lesser of the fair market value of such shares or the aggregate exercise price paid therefore by the officer. The Company would also have the right to require the officer to return to the Company any other gain (whether or not realized) the officer had on the exercise of any awards granted.

Tax Considerations

In establishing individual executives’ compensation levels, the Company does not explicitly consider accounting and tax issues. The Company’s tax deduction for compensation paid to each of the NEOs who are subject to the compensation limits of Section 162(m) of the Internal Revenue Code is capped at $1 million per NEO. Section 162(m) provided an exemption from the $1 million cap for compensation that qualified as “performance-based.” The intention was for our long-term incentive award programs for NEOs to qualify for that exemption. For fiscal years 2017 and 2018 presented in this Proxy Statement, FactSet believed that the stock-based awards granted under our stock option and award plan met the requirements for “performance-based” compensation under Section 162(m) at the time of grant. Our annual incentive cash award did not meet the requirements. However, on December 20, 2017, Congress passed the Tax Cuts and Jobs Act, which repealed the exception for performance-based compensation from the Section 162(m) limitation. This repeal is effective for tax years beginning after December 31, 2017. Thus, compensation paid to our NEOs (and any person who was named executive officer of the Company for any fiscal year beginning with fiscal year 2018) in excess of $1.0 million in fiscal year 2019 and thereafter will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017. The repeal means that even performance-based compensation will be subject to the Section 162(m) limitation. Due to some uncertainties around the application and interpretation of the repeal of the performance-based exception of Section 162(m) to current awards, certain amounts of compensation may fail to be deductible under Section 162(m), even if such compensation was intended to satisfy the requirements for deductibility. This change to the tax law will have an impact on Section 162(m) going forward, and we will monitor the impact of these changes. The Compensation and Talent Committee has in the past reserved the right to provide compensation that does not qualify for deduction under Section 162(m). We will continue to maintain flexibility and the ability to pay competitive compensation by not requiring all compensation to be deductible.

Separation Agreement with Mr. Wiseman

On April 12, 2019, FactSet entered into a separation of employment and general release agreement with Mr. Wiseman (the “Wiseman Agreement”), pursuant to which Mr. Wiseman remained in his position as Global Head of Sales and Client Solutions until June 1, 2019, participated in an orderly transition of duties to the new Global Head of Sales and Client Solutions and remained an employee of FactSet until his effective termination date of August 31, 2019. In exchange for fulfilling these obligations to the Company, Mr. Wiseman received, under the terms of his agreement, the following: (i) continued base salary of $300,000 through August 31, 2019; (ii) a lump sum separation payment of $659,717 on the first scheduled payroll after August 31, 2019 and COBRA premiums valued at $15,283 (payable monthly through February 28, 2020); (iii) the acceleration of the vesting of certain outstanding stock options; and (iv) certain other ancillary benefits. In addition, the Wiseman Agreement provided for a release of claims by Mr. Wiseman and the Company and other terms and conditions customary for agreements of this nature.

The Compensation and Talent Committee provided these arrangements to this officer to help ensure a successful transition to a replacement.

Compensation Risk Assessment

The Compensation and Talent Committee assessed, with the assistance of management, the Company's compensation policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company.

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In reaching this determination, we have taken into account the design elements of our compensation policies and practices, including a mixture of cash and equity-based compensation, multi-year vesting of equity awards, a claw back policy for senior executives, the use of multiple financial performance measures and internal controls over financial reporting, reasonable performance goals, and oversight by the Compensation and Talent Committee. Based on this analysis, the Compensation and Talent Committee concluded that our compensation programs, both executive and broad-based, provide multiple effective safeguards to protect against unnecessary risk-taking, effectively balancing risk and reward in the best interest of our stockholders.

COMPENSATION AND TALENT COMMITTEE REPORT

The Compensation and Talent Committee (the “Committee”) is responsible for administering FactSet’s executive compensation policies and practices. The Committee is comprised solely of independent directors and reports regularly to the Board. Independent directors are not eligible to participate in any of the plans or programs the Committee administers. In fiscal 2019, the Committee reviewed compensation, including equity-based awards, for each NEO and the CEO’s direct reports. The Committee reviews and approves the aggregate number of equity-based awards granted to all employees of FactSet. The Committee also reviews the compensation, including stock and option-based awards, for each member of senior management including those employees who report directly to the CEO. The Committee believes that the fiscal 2019 compensation of the NEOs was aligned with FactSet’s performance and returns to stockholders and provided a balanced mix between base pay and incentive compensation.

The Compensation and Talent Committee reviewed and discussed with management the “Compensation Discussion and Analysis” above and recommended to the Board that it be included in this Proxy Statement. The Compensation and Talent Committee has represented to management that, to the extent that the “Compensation Discussion and Analysis” purports to disclose the Compensation and Talent Committee’s deliberations and philosophy in making executive compensation decisions and policy, it is accurate and materially complete.

SUBMITTED BY THE COMPENSATION AND TALENT COMMITTEE OF THE BOARD OF DIRECTORS

Laurie Siegel, Chair

Malcolm Frank

Joseph R. Zimmel

EXECUTIVE COMPENSATION

The tables below present compensation information for each NEO followed by a narrative discussion of compensation that each NEO could receive when their employment with the Company terminates under various circumstances or upon a change in control of the Company. The tables include footnotes and other narrative explanations important for your understanding of the compensation information in each table.

The first table below, the Summary Compensation Table, sets forth the compensation earned by the NEOs for services rendered in all capacities to FactSet for each respective fiscal year. The Company’s NEOs include FactSet’s Principal Executive Officer (“PEO”), Principal Financial Officer (“PFO”) and the three most highly compensated executive officers (other than the PEO and PFO) during fiscal 2019.

Summary Compensation Table

The following table summarizes the compensation earned or awarded to each NEO for fiscal years 2019, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
F. Philip Snow(7) Chief Executive Officer	2019	$470,192	$—	$—	$1,499,977	$900,000	$—	$13,892	$2,884,061
	2018	$445,833	$1,150,000	$—	$1,500,000	$—	$—	$33,676	$3,129,509
	2017	$400,000	$850,000	$—	$1,300,000	$—	$—	$41,694	$2,591,694

Helen L. Shan(8) Executive Vice President and Chief Financial Officer	2019	$293,077	$225,000	$—	$750,004	$555,000	$—	$16,500	$1,839,581

Franck A.R. Gossieaux(8) Executive Vice President, Global Head of Sales and Client Solutions	2019	$284,870	$—	$54,000	$876,027	$350,000	$—	$324,197	$1,889,094

Rachel R. Stern(8) Executive Vice President, General Counsel and Secretary	2019	$298,558	$—	$—	$524,952	$430,000	$—	$11,654	$1,265,164

Gene D. Fernandez(8) Executive Vice President, Chief Technology and Product Officer	2019	$300,000	$—	$—	$399,945	$495,000	$—	$11,000	$1,205,945
	2018	$225,000	$450,000	$—	$750,000	$—	$—	$7,846	$1,432,846

John W. Wiseman(6e) Former Executive Vice President, Global Head of Sales and Client Solutions	2019	$300,000	$—	$—	$1,296,155	$—	$—	$686,000	$2,282,155
	2018	$300,000	$725,000	$—	$375,000	$—	$—	$8,139	$1,408,139
	2017	$256,000	$475,000	$—	$930,000	$—	$—	$34,273	$765,273

1.

The amounts set forth in the Bonus column list discretionary cash bonuses awarded for services rendered during the applicable fiscal year. Annual variable compensation payments are made within two months following the end of each fiscal year. For fiscal 2019, FactSet compensated the NEOs under a non-equity incentive plan in place of a bonus plan; no non-equity incentive plan existed in years prior to fiscal 2019.

2.	The amounts set forth in the Stock Awards column represent the aggregate grant date fair value of stock awards granted during the applicable fiscal year, computed in accordance with ASC Topic 718.

3.

The amounts set forth in the Option Awards column represent the aggregate grant date fair value, computed in accordance with ASC Topic 718, of the stock options granted to each of our NEOs during the fiscal year ending August 31, 2019. In addition, in the case of Mr. Wiseman, an additional amount equal to $896,210 was included in this column, which represents the aggregate grant date fair value, computed in accordance with ASC Topic 718, of his 9,788 outstanding and unvested options that were modified pursuant to his separation agreement to provide for acceleration upon his separation. The remainder of Mr. Wiseman's unvested options were forfeited upon his separation. The Company utilizes a lattice-binomial model to estimate the fair value of stock options on the date of grant (or, in the case of a modified option, the date of modification). The assumptions made for the valuation of option awards are disclosed in the Notes to Consolidated Financial Statements included in the Company’s fiscal 2019 Annual Report on Form 10-K. A stock option has value only if the Company’s stock price increases above the option exercise price (an “in-the-money” option). If an NEO exercises an in-the-money option, he or she would then realize an actual gain. Any gain actually realized for options exercised in fiscal 2019 is reported in the “Option Exercises and Stock Vested” table. The amounts set forth in the Non-equity Incentive Plan Compensation column represent the annual cash incentives based on the performance of the individual NEO and the performance of FactSet relative to pre-determined objectives for the fiscal year.

4.

The amounts set forth in the Non-equity Incentive Plan Compensation column represent the annual cash incentives based on the performance of the individual NEO and the performance of FactSet relative to pre-determined objectives for the fiscal year.

5.

The amounts set forth in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column represent the aggregate annual increase in actuarial present value of accumulated benefit under defined benefit plans during the applicable year. None of our NEOs participated in any defined benefit or actuarial pension plans in fiscal year 2019.

6.

The amounts set forth in the All Other Compensation column include employer payments to the applicable individual NEOs for matching contributions to the FactSet 401(k) Plan, employer pension contributions, expatriate and education allowances, automobile transfer, separation payments, and other small benefits. The following table summarizes the amounts shown in All Other Compensation column for fiscal 2019.

	All Other Compensation in Fiscal 2019

Name	Company Contributions to 401(K) Plans(6a)	Pension		Expatriate Allowance		Education Allowance	Automobile Transfer		Separation Payments		Other	Total All Other Compensation
F. Philip Snow	$13,892	$—		$—		$—	$—		$—		$—	$13,892
Helen L. Shan	$16,500	$—		$—		$—	$—		$—		$—	$16,500
Franck A.R. Gossieaux	$11,400	$58,150	(6b)	$199,590	(6c)	$81,990	$40,948	(6d)	$—		$14,109	$324,197
Rachel R. Stern	$11,654	$—		$—		$—	$—		$—		$—	$11,654
Gene D. Fernandez	$11,000	$—		$—		$—	$—		$—		$—	$11,000
John W. Wiseman	$11,000	$—		$—		$—	$—		$675,000	(6e)	$—	$686,000

a)	Amounts shown reflect Company matching contributions to individual NEO's employee 401(k) accounts.

b)

Mr. Gossieaux is a French citizen working in the United States and participates in social security programs and defined contribution pension programs mandated under French law. Amounts shown reflect contributions made on behalf of Mr. Gossieaux, converted into U.S. dollars from Euros based on the average exchange rate for the 2019 fiscal year.

c)	Mr. Gossieaux's expatriate package entitled him to receive an education allowance of $81,990 and a housing allowance of $117,600. Additionally, Mr. Gossieaux received an annual home leave and annual tax preparation services, both expected to be valued at less than $10,000.

d)

FactSet transferred a Company automobile to Mr. Gossieaux on July 15, 2019 with a fair market value of $40,948 prior to Mr. Gossieaux's appointment as a NEO as part of his benefits package. The transfer is consistent with the Company's prior termination of a Company-owned car program relative to executive officers.

e)

On April 22, 2019, FactSet entered into a separation of employment and general release agreement with Mr. Wiseman, pursuant to which he remained as Executive Vice president Global Head of Sales & Client Solutions until June 1, 2019, participated in an orderly transition of duties to his successor and remained an employee of FactSet until his effective termination date of August 31, 2019. In exchange for fulfilling these obligations to the Company, Mr. Wiseman received continued annual base salary of $300,000 through August 31, 2019; a lump sum separation payment of $659,717 on the first scheduled payroll after August 31, 2019 and COBRA premiums valued at $15,283 (payable monthly through February 28, 2020); the acceleration of the vesting of certain outstanding stock options; and certain other ancillary benefits.

7.	Mr. Snow received no additional compensation for serving on the Company’s Board of Directors during any of the years presented.

8.	Compensation is shown only for those years the executive was a NEO.

Grants of Plan-Based Awards

Non-Equity Incentive Compensation. For fiscal 2019, each NEO was evaluated on both financial and non-financial performance, with awards paying out from 90% to 101% of target.

Stock Awards. For fiscal 2019, the Compensation and Talent Committee believes that the most effective way to promote equity ownership for each NEO is to reward them for solid operating performance and the best way to retain them is to award service-based stock options as the vehicles for equity-based compensation. As a result, the Company granted service-based stock option awards to its NEOs during fiscal 2019 instead of restricted stock unit awards.

Option Awards. The Compensation and Talent Committee approved the issuance of stock option awards during fiscal 2019. The NEOs, with the exception of those listed below, were granted an annual service-based stock option award in November 2018. Due to the timing of their appointments, the following NEOs received off cycle service-based stock option awards: Ms. Shan (September 2018) and Mr. Gossieaux (July 2019).

Service-based Stock Option Grant. Stock options have been intended to align incentives with long-term stock performance and the interests of stockholders and act as a motivation and retention tool. The service-based stock options granted in fiscal 2019 to the NEOs vest 20% on each anniversary date of the grant over a five-year period.

The following table provides information on all option awards granted during fiscal 2019 to each NEO. There can be no assurance that the grant date fair value, as listed in this table, of the option awards will ever be realized. The grant date fair value of these awards are included in the “Option Awards” column of the Summary Compensation Table.

Name	Grant Date(1)(2)		Threshold	Target	Maximum	All Option Awards: Number of Securities Underlying Options	Exercise Price	Grant Date Fair Value of Option Awards(3)

F. Philip Snow	11/1/18		—	26,422	26,422	26,422	$221.88	$1,499,977
Helen L. Shan	9/28/18	(4)	—	13,195	13,195	13,195	$223.71	$750,004
Franck A.R. Gossieaux	11/1/18		—	2,219	2,219	2,219	$221.88	$125,973
	7/1/19	(5)	—	11,481	11,481	11,481	$286.74	$750,054
Rachel R. Stern	11/1/18		—	9,247	9,247	9,247	$221.88	$524,952
Gene D. Fernandez	11/1/18		—	7,045	7,045	7,045	$221.88	$399,945
John W. Wiseman	11/1/18		—	7,045	7,045	7,045	$221.88	$1,296,155

(1)

On September 21, 2018, the Compensation and Talent Committee approved the total number of option awards to be allocated among all eligible employees and specifically approved the option awards to be granted to the NEOs. The Compensation and Talent Committee designated November 1, 2018 as the actual grant date for the annual equity grant, at an option exercise price equal to 100% of the closing price of the Company’s common stock on the NYSE on that date.

(2)

Options granted under the annual equity grant on November 1, 2018 and the off-cycle grants to Ms. Shan on September 28, 2018 and Mr. Gossieaux on July 1, 2019 all vest 20% on each anniversary date of the grant over a five-year period. The option awards are service-based and do not contain performance criteria.

(3)

The amounts set forth in the Grant Date Fair Value of Option Awards column represent the aggregate grant date fair value, computed in accordance with ASC Topic 718, of the stock options granted to each of our NEOs during the fiscal year ending August 31, 2019. In addition, in the case of Mr. Wiseman, an additional amount equal to $896,210 was included in this column, which represents the aggregate grant date fair value, computed in accordance with ASC Topic 718, of his 9,788 outstanding and unvested options that were modified pursuant to his separation agreement to provide for acceleration upon his separation. The remainder of Mr. Wiseman's unvested options were forfeited upon his separation. The Company utilizes a lattice-binomial model to estimate the fair value of new stock options on the date of grant (or, in the case of a modified option, the date of modification). The assumptions made for the valuation of option awards are disclosed in the Notes to Consolidated Financial Statements included in the Company’s fiscal 2019 Annual Report on Form 10-K. A stock option has value only if the Company’s stock price increases above the option exercise price (an “in-the-money” option). If an NEO exercises an in-the-money option, they would then realize an actual gain. Any gain actually realized for options exercised in fiscal 2019 is reported in the “Option Exercises and Stock Vested” table.

(4)

Ms. Shan did not receive the annual equity grant on November 1, 2018 as she received a one-time grant on September 28, 2018 in conjunction with the commencement of her employment on September 1, 2018, which grant had been approved by the Compensation and Talent Committee on September 21, 2018.

(5)

In addition to receiving the annual grant on November 1, 2018, Mr. Gossieaux also received a one-time grant on July 1, 2019, as compensation associated with his appointment as the Global Head of Sales and Client Solutions on June 1, 2019. The July 1, 2019 grant had been approved by the Compensation and Talent Committee on May 24, 2019.

Outstanding Equity Awards (Restricted Stock Units) at Fiscal Year-end

The following table provides information on the unvested restricted stock unit awards, including the number of shares and respective market value held by the NEOs at August 31, 2019.

Name	Grant Date	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested(2)
F. Philip Snow	—	—	$—
Helen L. Shan	—	—	$—
Franck A.R. Gossieaux(1)	11/1/2018	254	$69,111
Rachel R. Stern	—	—	$—
Gene D. Fernandez	—	—	$—
John W. Wiseman	—	—	$—

(1)

Mr. Gossieaux's restricted stock unit awards were granted on November 1, 2018 and vest 20% per year over a five year period. The restricted stock unit awards were granted to Mr. Gossieaux prior to his appointment as an executive officer of the Company.

(2)

The market value of the restricted stock unit awards that have not vested is calculated by multiplying the number of shares that have not vested by the closing price of FactSet common stock on August 31, 2019, which was $272.09.

Outstanding Equity Awards (Stock Options) at Fiscal Year-end

The table below shows each NEO’s outstanding option grants at August 31, 2019. For each outstanding option grant, the table shows the stock options that have vested (or that are “Exercisable”) and those not yet vested (or that are “Unexercisable”).One option is the right to buy one share of common stock.

		Number of Options
Name	Grant Date	Exercisable	Unexercisable		Exercise Price	Expiration Date
F. Philip Snow	11/1/12	4,744	—		$92.22	11/1/22
	11/3/14	12,742	8,495	(1)	$131.31	11/3/24
	7/1/15	53,334	66,666	(2)	$164.90	7/1/25
	11/1/16	13,184	19,777	(3)	$152.28	11/1/26
	11/2/17	6,215	24,860	(3)	$189.98	11/2/27
	11/1/18	—	26,422	(3)	$221.88	11/1/28
Helen L. Shan	9/28/18	—	13,195	(3)	$223.71	09/28/28
Franck A.R. Gossieaux	11/1/13	375	—		$108.64	11/01/23
	11/3/14	1,513	1,009	(1)	$131.31	11/03/24
	5/1/15	2,001	1,335	(1)	$159.14	05/01/25
	11/2/15	2,677	1,785	(3)	$175.20	11/02/25
	11/1/16	1,827	2,737	(3)	$152.28	11/01/26
	11/2/17	748	2,981	(3)	$189.98	11/02/27
	11/1/18	—	2,219	(3)	$221.88	11/01/28
	7/1/19	—	11,481	(3)	$286.74	07/01/29
Rachel R. Stern	11/1/11	2,680	—		$94.84	11/1/21
	11/1/12	4,994	—		$92.22	11/1/22
	11/3/14	1,752	1,168	(1)	$131.31	11/3/24
	11/2/15	1,593	1,063	(3)	$175.20	11/2/25
	11/1/16	2,537	3,802	(3)	$152.28	11/1/26
	11/2/17	1,243	4,972	(3)	$189.98	11/2/27
	11/1/18	—	9,247	(3)	$221.88	11/1/28
Gene D. Fernandez	12/22/17	3,074	12,289	(3)	$192.11	12/22/27
	11/1/18	—	7,045	(3)	$221.88	11/1/28
John W. Wiseman	11/3/14	—	1,328	(4)	$131.31	11/3/24
	5/1/15	—	534	(4)	$159.14	5/1/25
	11/2/15	—	893	(4)	$175.20	11/2/25
	11/1/16	—	2,737	(4)	$152.28	11/1/26
	7/6/17	—	10,819	(4)	$160.58	7/6/27
	11/2/17	—	6,213	(4)	$189.98	11/2/27
	11/1/18	—	7,045	(4)	$221.88	11/1/28

(1)	These options cliff vest 60% on the third anniversary date of the award and the remaining 40% cliff vest on the fifth anniversary date of the award.

(2)	These options vest 11.11% upon each anniversary date of the grant and will be fully vested after nine years (on July 1, 2024).

(3)	These options vest 20% on each anniversary date of the award over a five-year period.

(4)

In accordance with Mr. Wiseman's separation agreement, the Company accelerated the vesting of certain of his outstanding options effective upon his separation on August 31, 2019. In total, 9,788 of his outstanding grants were accelerated to vest as of his effective date of departure, with the remaining unvested options forfeited. In accordance with the terms of the FactSet Research Systems Inc. Stock Option and Award Plan, as Amended and Restated, Mr. Wiseman has 90 days in which to exercise these options after his separation. Any options not exercised at the end of this period will be forfeited.

Option Exercises and Stock Vested

The following table sets forth information regarding the number and value of stock options exercised and stock awards vested for each NEO during fiscal 2019. Exercised options and restricted stock are not required to be held for a specified period.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting

F. Philip Snow(2)	9,473	$1,513,098	783	$173,732
Helen L. Shan	—	$—	—	$—
Franck A.R. Gossieaux	—	$—	—	$—
Rachel R. Stern	—	$—	392	$86,977
Gene D. Fernandez	—	$—	—	$—
John W. Wiseman	15,619	$1,294,229	392	$86,977

(1)	Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for such shares.

(2)

On October 1, 2018, Mr. Snow entered into an approved share trading plan, pursuant to Rule 10b5-1, with an effective date of January 1, 2019 in order to facilitate his exercise of non-qualified stock options. Mr. Snow had no discretion with regard to the timing of the exercise of his non-qualified stock options. A broker executes trades pursuant to parameters established by Mr. Snow when the plan was established. Transactions under the plan were disclosed publicly through Form 144 and Form 4 filings with the SEC.

Nonqualified Deferred Compensation

The Company does not have a Compensation Deferral Program for NEOs, thus the nonqualified deferred compensation table has been omitted for fiscal 2019.

Employee Benefit Plans

The Company sponsors benefit plans for the majority of its domestic and foreign employees. The U.S. defined contribution plan includes employer matching contributions to the FactSet 401(k) Plan. Contributions to foreign benefit plans were not material to FactSet on either an individual or aggregate basis for any periods presented. Mr. Gossieaux is a French citizen working in the United States and participates in social security programs and defined contribution pension programs mandated under French law. For fiscal 2019, the Company made required contributions on behalf of Mr. Gossieaux, refer to the Executive Compensation section in the Summary Compensation Table for more information.

Potential Payments upon Termination or Change in Control

At the end of fiscal 2019, the Company did not have employment agreements with any of the NEOs. The Company sponsors equity incentive compensation plans that provide the NEOs with accelerated compensation in connection with a termination of employment and/or change of control under the following circumstances.

Change in Control

The FactSet Research Systems Inc. Stock Option and Award Plan, as Amended and Restated was adopted by stockholder vote on December 19, 2017. This Plan has a “double trigger” vesting provision so that awards will vest only if (i) the awards are not assumed, continued or substituted by an acquirer in a transaction, or (ii) the awards are assumed, continued or substituted by an acquirer in a transaction but the grantee’s service is involuntarily terminated within the 24-month period after the transaction, and, in the case of performance awards, the acceleration is limited to either (a) assumed achievement of the applicable performance goals at 100% of target with the result prorated based on the period of the grantee’s actual service during the applicable full performance period, or (b) actual achievement of the applicable performance goals, as determined by the Compensation and Talent Committee. The prior plan under which options were granted before December 19, 2017 had an automatic full vesting upon a change in control of the Company. The change in beneficial ownership trigger in each case is more-than-50% change in ownership.

Death or Disability

Upon the NEO’s death, any unexercised option award to the extent exercisable on the date of the NEO’s death may be exercised in whole or in part, at any time within one year after the NEO’s death, by a beneficiary or an estate. If a NEO becomes disabled, any unexercised option award to the extent exercisable at the date of such termination of employment due to disability may be exercised in whole or in part, at any time within one year after the date of termination.

Termination without Cause

If the Company terminates the NEO for any reason other than cause, death or disability, then any unexercised option award, to the extent exercisable at the date of such termination of employment, may be exercised, in whole or in part, at any time within three months after such termination of employment; provided, however, that if the NEO dies within the three-month period following such termination of employment, the option award may be exercised by the deceased NEO’s personal representative or by the person to whom the option award is transferred by will or the applicable laws of descent and distribution within 180 days of the NEO’s death, but in no event beyond the scheduled expiration of the option award.

Termination with Cause

Upon termination with cause, all unexercised awards terminate immediately.

Employee Stock Purchase Plan

Upon termination of employment, all amounts in the participant’s account are paid to the participant.

Potential Payments upon Termination of Employment or a Change in Control Table

The information in the table below summarizes the compensation that would be paid under plans and contractual arrangements in effect as of August 31, 2019 to each of the NEOs in the event of termination of such executive’s employment with the Company and/or change of control of the Company as of that date. The amounts assume that the listed officer left FactSet effective August 31, 2019, and that the price per share of FactSet common stock on that date was $272.09. The amounts are based upon the difference between $272.09 and the exercise price of the unvested awards held by the NEO at August 31, 2019.

Name	Death or Disability	Termination Without Cause	Termination With Cause	Change in Control(1)
F. Philip Snow	$—	$—	$—	$14,079,240
Helen L. Shan	$—	$—	$—	$1,595,486
Franck A.R. Gossieaux	$—	$—	$—	$1,219,001
Rachel R. Stern	$—	$—	$—	$1,595,486
Gene D. Fernandez	$—	$—	$—	$1,336,604
John W. Wiseman(2)	$—	$—	$—	$1,000,119

(1)

The Change in Control payout is applicable to (a) all option awards granted to Company employees that have not been exercised, that have not expired by their terms, or for which restrictions have not yet lapsed shall immediately be fully exercisable and (b) all stock awards granted to Company employees that have not vested or for which restrictions have not yet lapsed shall immediately be fully vested.

(2)	For information regarding Mr. Wiseman's separation agreement, see footnote 6 to the Summary Compensation Table.

CEO Pay Ratio

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and SEC rules and regulations, FactSet is providing the following information about the relationship of the annual total compensation of its employees and the annual total compensation of Mr. Snow.

For the fiscal year completed August 31, 2019, the median of the annual total compensation of all employees at FactSet (other than its CEO), was $17,358, and the annual total compensation of its CEO, as reported in the Summary Compensation Table of this Proxy Statement, was $2,884,084. Based on this information, for fiscal 2019 a reasonable estimate, calculated in a manner consistent with SEC regulations, of the ratio of the annual total compensation of its CEO, to the median of the annual total compensation of all employees was 166 to 1. Given the differences in their particular facts and circumstances, and the various methodologies that public companies may use to determine their pay ratio, the ratio should not be used as a basis for comparison between companies.

For purposes of the above disclosure, FactSet is required to identify its median employee based on its global workforce, without regard to their location, compensation arrangements, or employment status (full-time versus part-time). As such, to identify the median of the annual total compensation of all employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions that the Company used were as follows:

▪	FactSet did not have a significant change in employee population and the same median employee was used for the fiscal 2019 pay ratio calculation as was used for the 2018 calculation
▪	Selected August 31, 2019 as the date upon which the Company would identify the “median employee” as it corresponds to its fiscal year end
▪	Provided annualized compensation of all permanent employees who were new-hires in fiscal 2019
▪	No cost-of-living adjustments in identifying the “median employee”
▪	Applied the local currency to U.S. dollar exchange spot rate as of August 31, 2019, to the compensation paid to non-U.S. associates to facilitate comparison of all associates in U.S. dollars.

For purposes of measuring the compensation of the Company’s employees, FactSet selected base salary or wages plus overtime pay, plus annual cash incentive bonuses, plus allowances, plus equity grants, as the most appropriate measures of compensation. Using this methodology, FactSet determined that the “median employee” was a full-time, salaried employee located in the Company’s Hyderabad, India office, where 36% of FactSet’s employees are based, or 3,509 of the Company’s 9,681 employees worldwide at August 31, 2019.

With respect to the annual total compensation of the “median employee,” FactSet identified and calculated the elements of such employee’s compensation for fiscal 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation in the amount of $17,358. With respect to the annual total compensation of its CEO, FactSet used the amount reported in the “Total” column of the fiscal 2019 Summary Compensation Table included in this Proxy Statement.

Compensation Risk Assessment

The Compensation and Talent Committee assessed, with the assistance of management, the Company's compensation policies and practices to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company.

We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company. In reaching this determination, we have taken into account the design elements of our compensation policies and practices, including a mixture of cash and equity-based compensation, multi-year vesting of equity awards, a claw back policy for senior executives, the use of multiple financial performance measures and internal controls over financial reporting, reasonable performance goals, and oversight by the Compensation and Talent Committee. Based on this analysis, the Compensation and Talent Committee concluded that our compensation programs, both executive and broad-based, provide multiple effective safeguards to protect against unnecessary risk-taking, effectively balancing risk and reward in the best interest of our stockholders.

Proposal 3: Advisory Vote on Executive Compensation

As required by Section 14A of the Securities and Exchange Act of 1934, FactSet seeks an advisory, non-binding stockholder vote with respect to compensation awarded to its NEOs. FactSet provides this vote on an annual basis.

As previously discussed in the CD&A, FactSet designs its compensation programs to maintain a performance and achievement-oriented environment throughout the Company. FactSet’s executive compensation program is overseen by the Company’s Compensation and Talent Committee to encourage decisions and behaviors that align with the long-term interests of the Company’s stockholders. The Compensation and Talent Committee has designed the executive compensation policies for the Company’s NEOs to meet the following goals and principles:

•	Ensure executive compensation is aligned with FactSet’s corporate strategies and business objectives.

•

Balance an executive officer’s compensation between short-term and long-term performance objectives that enhance stockholder value by linking rewards to measurable corporate and individual performance.

•	Maintain executive compensation at levels commensurate with relative contributions of other members of senior management.

•	Reflect qualitative factors beyond the quantitative financial guidelines as key considerations in the determination of individual executive compensation payments.

•	Attract and retain talented personnel by considering compensation offered for similar positions by other companies in the technology and financial information industries.

Required Vote

FactSet asks its stockholders to indicate their support for the compensation awarded to its NEOs as described in this Proxy Statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on FactSet’s NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, the Company asks its stockholders to vote “FOR” the following resolution at the meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2019 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and related notes and narrative.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation and Talent Committee, or its Board. The Company’s Board and its Compensation and Talent Committee value the opinions of the stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

FactSet’s Board Recommends that you vote “FOR” the approval, on an advisory basis, of the Fiscal 2019 Compensation of the Named Executive Officers as disclosed in this Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information known to FactSet with respect to beneficial ownership of the Company’s common stock as of October 24, 2019 for (i) each director and nominee, (ii) each holder of more than 5% of FactSet common stock, (iii) FactSet’s Principal Executive Officer, Principal Financial Officer and the three most highly compensated executive officers (other than the Principal Executive Officer and Principal Financial Officer) named in the table entitled “Summary Compensation Table” and (iv) all executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to the tables and pursuant to applicable community property laws, to FactSet’s knowledge, the persons named in the table below have sole voting and investment power with respect to all shares of FactSet common stock beneficially owned. The number of shares beneficially owned by each person or group as of October 24, 2019, includes shares of FactSet common stock that such person or group had the right to acquire on or within 60 days after October 24, 2019, including upon the exercise of stock options and the vesting of restricted stock unit awards.

For each beneficial owner and individual included in the tables below, percentage ownership of common stock is calculated by dividing the number of shares beneficially owned by the 37,944,709 shares of FactSet common stock outstanding as of October 24, 2019. Any securities that were not outstanding but subject to options exercisable or the vesting of restricted stock unit awards within 60 days after October 24, 2019, were deemed to be outstanding in determining the percentage owned by such person, but were not deemed to be outstanding in determining the percentage owned by any other person.

Beneficial Owners

Based on filings made under Sections 13(d) and 13(g) of the Securities Exchange Act of 1934, as amended, as of October 24, 2019, the only persons or entities known by the Company to be a beneficial owner of more than 5% of FactSet’s common stock were as follows:

Name and Address of Beneficial Owner	Shares of FactSet Common Stock		Percent of Class
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	4,273,860	(1)	11.2%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	3,849,743	(2)	10.1%
Loomis, Sayles & Company, L.P. One Financial Center Boston, MA 02111	3,080,584	(3)	8.1%
BAMCO, Inc. 767 Fifth Avenue 49th Floor New York, NY 10153	2,881,406	(4)	7.6%

(1)	The information regarding BlackRock Fund Advisors is based solely on a Schedule 13G/A filed by BlackRock Fund Advisors with the SEC on June 7, 2019 (the “BlackRock 13G/A”). According to the BlackRock 13G/A, the figure includes sole voting power with respect to 3,995,396 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 4,273,860 shares, and shared dispositive power with respect to 0 shares.

(2)

The information regarding The Vanguard Group, Inc. is based solely on a Schedule 13G/A filed by The Vanguard Group, Inc. with the SEC on August 09, 2019 (the “Vanguard Group 13G/A”). According to the Vanguard Group 13G/A, the figure includes sole voting power with respect to 29,490 shares, shared voting power with respect to 8,554 shares, sole dispositive power with respect to 3,818,810 shares, and shared dispositive power with respect to 30,933 shares.

(3)

The information regarding Loomis, Sayles & Company, L.P. is based solely on a Schedule 13G/A filed by Loomis, Sayles & Company, L.P. with the SEC on February 14, 2019 (the “Loomis 13G/A”). According to the Loomis 13G/A, the figure includes sole voting power with respect to 2,243,950 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 3,080,584 shares, and shared dispositive power with respect to 0 shares.

(4)

The information regarding BAMCO, Inc. is based solely on a Schedule 13G filed by BAMCO, Inc. with the SEC on February 13, 2019 (the “BAMCO 13G”). According to the BAMCO 13G, the figure includes sole voting power with respect to 0 shares, shared voting power with respect to 2,738,406 shares, sole dispositive power with respect to 0 shares, and shared dispositive power with respect to 2,881,406 shares.

Directors and NEOs

The table below sets forth, as of October 24, 2019, information regarding the beneficial ownership of the Company’s common stock by (1) each director and each NEO of the Company and (2) by all of the Company’s directors and executive officers as a group (16 persons, of whom 2 are not NEOs and not individually named in the table below). Percentage of share ownership amounts are based on 37,944,709 shares of FactSet common stock outstanding as of October 24, 2019.

Name(1)	Number of Shares Beneficially Owned as of October 24, 2019(2)(3)	Common Stock
NAMED EXECUTIVE OFFICERS
F. Philip Snow(4)	120,599	**
Helen L. Shan(5)	2,639	**
Franck A.R. Gossieaux(6)	15,354	**
Rachel R. Stern(7)	20,951	**
Gene D. Fernandez(8)	7,556	**
John W. Wiseman(9)	10,014	**

DIRECTORS
Robin A. Abrams(10)	21,190	**
Scott A. Billeadeau(11)	17,753	**
Malcolm Frank(12)	9,618	**
Philip A. Hadley(13)	544,940	1.4%
Sheila B. Jordan(14)	8,715	**
James J. McGonigle(10)	37,468	**
Laurie Siegel(15)	10,430	**
Joseph R. Zimmel(10)	22,057	**

ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP (16 PERSONS)	865,924	2.3%

 ** Percentage of FactSet common stock is less than 1%.

(1)	The address for each of these beneficial owners is FactSet Research Systems Inc., 601 Merritt 7, Norwalk, CT 06851 before January 1, 2020, and thereafter at 45 Glover Avenue, Norwalk, CT 06850.

(2)

Beneficial ownership includes shares that can be acquired upon the exercise of stock options or the vesting of restricted stock unit awards within 60 days of October 24, 2019. The calculations in the above table are based on shares owned and option positions as of August 31, 2019.

(3)	To the Company’s knowledge, each executive officer and director, as of October 24, 2019, had sole voting and sole investment power with respect to his or her shares of common stock.

(4)	Includes 116,805 shares of FactSet common stock issuable upon the exercise of stock options. Mr. Snow is also a director of the Company.

(5)	Includes 2,639 shares of FactSet common stock issuable upon the exercise of stock options.

(6)	Includes 15,129 shares of FactSet common stock issuable upon the exercise of stock options and the vesting of restricted stock unit awards.

(7)	Includes 20,324 shares of FactSet common stock issuable upon the exercise of stock options.

(8)	Includes 7,556 shares of FactSet common stock issuable upon the exercise of stock options.

(9)	Includes 9,788 shares of FactSet common stock issuable upon the exercise of stock options.

(10)	Includes 19,435 shares of FactSet common stock issuable upon the exercise of stock options.

(11)	Includes 16,752 shares of FactSet common stock issuable upon the exercise of stock options.

(12)	Includes 9,618 shares of FactSet common stock issuable upon the exercise of stock options.

(13)	Includes 2,572 shares of FactSet common stock issuable upon the exercise of stock options.

(14)	Includes 8,715 shares of FactSet common stock issuable upon the exercise of stock options.

(15)	Includes 10,330 shares of FactSet common stock issuable upon the exercise of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons who own more than 10% of FactSet’s common stock to file reports of ownership and changes in ownership with the SEC. These persons are required to provide FactSet with copies of all Section 16(a) forms that they file. Based solely upon a review of SEC Forms 3, 4 and 5 furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that those persons complied with all Section 16(a) filing requirements during fiscal 2019 with respect to transactions in the Company’s stock except as follows: one Form 5 was filed on September 19, 2019 on behalf of Robert J. Robie, an executive officer and Section 16 filer, but not a NEO, reflecting a stock option grant that was not reported as part of Mr. Robie's initial holdings in his Form 3 at the time he became an executive officer of FactSet and Section 16 filer on September 1, 2018 (filed on September 11, 2018). Upon discovery of this oversight, FactSet immediately rectified the situation by filing a Form 4 for this holding on September 19, 2019.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes as of August 31, 2019, the number of outstanding equity awards granted to employees and non-employee directors, as well as the number of equity awards remaining available for future issuance, under FactSet’s equity compensation plans:

(In thousands, except per share data)
	(a)		(b)		(c)
Plan category	Number of securities to be issued upon exercise of outstanding options and restricted stock unit vesting		Weighted-average exercise price of outstanding options		Number of securities remaining available for future issuances under equity compensation plans (excluding securities reflected in column (a))

Equity compensation plans approved by security holders	2,648	(1)	$168.50	(2)	6,551	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	2,648	(1)	$168.50	(2)	6,551	(3)

(1)	Includes shares of FactSet common stock subject to outstanding restricted stock units that will entitle each holder to the issuance of one share of common stock as they vest.

(2)

Calculated without taking into account shares of FactSet common stock subject to outstanding restricted stock units that will become issuable as they vest, without any cash consideration or other payment required for such shares.

(3)

Includes 263,956 shares available for future issuance under the FactSet Research Systems Inc. Non-Employee Directors’ Stock Option and Award Plan, as Amended and Restated and 220,410 shares available for purchase under the FactSet Research Systems Inc. 2008 Employee Stock Purchase Plan, as Amended and Restated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is FactSet’s preference to avoid related party transactions. FactSet’s Audit Committee charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including SEC, NYSE and NASDAQ rules. For purposes of this section, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K. Under these rules, a related person is a director, executive officer, nominee for director, or more than 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members. The Company monitors any transaction or series of transactions in which the Company is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. The Audit Committee would determine whether the related person has a material interest in a transaction and would approve, ratify, rescind, or take other action with respect to the transaction in its discretion. In accordance with listing requirements, the Company does not have relationships with any non-employee directors in which the director is compensated in excess of $120,000, excluding fees for board service.

In fiscal 2019, there were no related-person transactions under the relevant standards. In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to FactSet’s Code of Business Conduct and Ethics. Under the Code of Business Conduct and Ethics, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. FactSet’s Corporate Governance Guidelines require a director promptly to disclose to the Board any potential or actual conflict of interest involving him or her. Under the Guidelines, the Board will determine an appropriate resolution on a case-by-case basis. All directors must excuse themselves from any discussion or decision affecting their personal, business or professional interests. All related party transactions shall be disclosed in FactSet’s applicable filings with the SEC as required under the applicable rules.

OTHER MATTERS

Stockholder Proposals and Stockholder Nomination of Directors

Stockholders who wish to present proposals for inclusion in the proxy materials to be distributed by the Company in connection with its 2020 Annual Meeting of Stockholders must submit their proposals as provided in the By-laws to the Company’s Secretary, Rachel R. Stern, at FactSet’s principal executive offices so they are received no earlier than August 21, 2020, and no later than September 20, 2020 (or such other dates as determined in accordance with the Company’s By-laws as applicable). Any such proposals must also comply with applicable SEC rules to be included in proxy materials distributed by the Company. Stockholders who intend to nominate persons for election to the Board at the 2019 Annual Meeting of Stockholders must submit nominations as provided in the Company’s By-laws to FactSet’s Secretary within the same time periods as noted previously in this paragraph. Stockholders may also submit names of persons for consideration by the Nominating and Corporate Governance Committee for a directorship as discussed under the “Director Nominations” section appearing earlier in this Proxy Statement.

Delivery of Documents to Stockholders Sharing an Address

If you are a beneficial owner, but not the record holder, of shares, your broker, bank or other nominee may deliver only one copy of the Company’s Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents were delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to the Company’s Investor Relations Department at 1-203-810-1000 or by submitting a written request to Rachel R. Stern, Secretary, at 601 Merritt 7, Norwalk, CT 06851 before January 1, 2020, and 45 Glover Avenue, Norwalk, CT 06850, thereafter. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and Annual Reports and wish to receive a single copy of such materials in the future will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other Business

The Board does not intend to bring any other business before the Meeting and so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the Notice of the Meeting. However, as to any other business, which may properly come before the Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Rachel R. Stern
Executive Vice President, General Counsel and Secretary
Norwalk, Connecticut
October 30, 2019

FACTSET VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on December 18, 2019.

Online
Go to **www.envisionreports.com/FDS** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/FDS

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE THREE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

+

1. TO ELECT THREE (3) MEMBERS TO THE BOARD OF DIRECTORS OF FACTSET RESEARCH SYSTEMS INC.

	For	Against	Abstain
01 - F. Philip Snow	☐	☐	☐
02 - Sheila B. Jordan	☐	☐	☐
03 - James J. McGonigle	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as your name appears here. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please provide your full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X

+

03440F

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The Proxy Statement and the 2019 Annual Report to Stockholders are available at:
www.envisionreports.com/FDS

Small steps make an impact.
Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/FDS

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — FACTSET RESEARCH SYSTEMS INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 19, 2019
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF FACTSET RESEARCH SYSTEMS INC.

You hereby appoint the Secretary of FactSet Research Systems Inc. with full power of substitution, as your attorney and proxy to vote the shares of Common Stock of FactSet Research Systems Inc., which you are entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 45 Glover Avenue, Norwalk, Connecticut 06850, on December 19, 2019, at 12:30 p.m. Eastern Time and at any adjournments and postponements of the Annual Meeting, with all the power you would possess if personally present, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner you direct in this proxy. If you make no direction, this proxy will be voted FOR the election of the three nominees listed in proposal 1 and FOR proposals 2 and 3. You authorize the proxy holder, in its discretion, to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

(Continued and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.